                                                                    Exhibit 10.1


================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                     Among

                       BUFFALO VALLEY TELEPHONE COMPANY,

                               C-TEC CORPORATION

                                      and

                             BVT MERGER CORPORATION

                            Dated as of May 10, 1995



================================================================================

                               TABLE OF CONTENTS

                                                        Page No.
                                                        --------

                                   ARTICLE I

                          PLAN OF MERGER...................  1
       1.1  The Merger.....................................  1
       1.2  Effects of the Merger..........................  1
       1.3  Conversion of Target Common Shares.............  2
       1.4  Timing.........................................  3
       1.5  Dissenters' Rights.............................  3
       1.6  Surrender and Exchange of Target Certificates..  3

                                  ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF TARGET.......  5

       2.   Representations and Warranties of Target.......  5

       2.1  Organization, Powers and Qualifications........  5
       2.2  Subsidiaries...................................  6
       2.3  Capital Stock..................................  6
       2.4  Authority......................................  7
       2.5  Conflict with Other Agreements; Consents and
             Approvals.....................................  7
       2.6  Compliance with Law............................  8
       2.7  Financial Statements...........................  8
       2.8  Absence of Undisclosed Liabilities.............  9
       2.9  Absence of Adverse Changes.....................  9
       2.10 Tax and Other Returns and Reports..............  9
       2.11 Dividends and Stock Purchases.................. 10
       2.12 Assets......................................... 10
       2.13 Contracts...................................... 10
       2.14 Litigation..................................... 12
       2.15 Insurance...................................... 12
       2.16 Labor Matters.................................. 13
       2.17 Employee Benefit Plans......................... 13
       2.18 Franchises, Licenses, Permits, Etc............. 14
       2.19 Patents and Trademarks......................... 14
       2.20 Ordinary Course................................ 14
       2.21 Brokerage and Other Fees....................... 16
       2.22 Opinion of Financial Advisor................... 16
       2.23 Information Supplied........................... 16
       2.24 Disclosure..................................... 17
       2.25 Tax Free Reorganization Matters................ 17

                                  ARTICLE III

       3.   Representations and Warranties of Buyer........ 18
       3.1  Organization, Powers and Qualifications........ 18
       3.2  Subsidiaries................................... 18
       3.3  Authority...................................... 19
       3.4  Capital Stock.................................. 19

                                                        Page No.
                                                        --------

       3.5  Valid Issuance of Buyer Stock.................. 20
       3.6  Conflict with Other Agreements; Consents and
             Approvals..................................... 20
       3.7  Financial Statements........................... 21
       3.8  Brokerage...................................... 21
       3.9  Reports........................................ 22
       3.10 Information Supplied........................... 22
       3.11 Disclosure..................................... 22
       3.12 Tax Matters.................................... 23
       3.13 Available Funds................................ 23

                                   ARTICLE IV

                                    COVENANTS               23
       4.1  Conduct of Business Prior to Closing........... 23
       4.2  Updating of Schedules.......................... 25
       4.3  Access......................................... 25
       4.4  Proxy Material, Registration Statement, Other
             Filings and Applications...................... 26
       4.5  Shareholder Meeting............................ 27
       4.6  Third Party Consents........................... 27
       4.7  Satisfaction of Conditions..................... 27
       4.8  Public Announcements........................... 28
       4.9  Employees and Employee Benefit Plans........... 28
       4.10 Director and Officer Indemnification........... 29
       4.11 Other Proposals................................ 30
       4.12 Target Preferred Stock......................... 31
       4.13 Buyer Shareholder Approval..................... 32
       4.14 Affiliates..................................... 32

                                   ARTICLE V

            CONDITIONS TO OBLIGATIONS OF BUYER AND SUB..... 32
       5.   Conditions To Obligations of Buyer and Sub To
             Consummate the Merger......................... 32
       5.1  Representations, Warranties, and Covenants of
             Target........................................ 32
       5.2  Target Shareholder Approval.................... 33
       5.3  Buyer Shareholder Approval..................... 33
       5.4  Redemption of Target Preferred Stock........... 33
       5.5  No Injunctions................................. 33
       5.6  No Antitrust Litigation........................ 33
       5.7  Filings........................................ 33
       5.8  NASDAQ Listing................................. 34
       5.9  Securities Laws................................ 34
       5.10 Affiliate Letters.............................. 34
       5.11 Dissenters Rights.............................. 34
       5.12 Tax Opinion or Tax Ruling...................... 34
       5.13 Legal Opinion.................................. 35

                                                        Page No.
                                                        --------


       5.14 Resignations................................... 35
       5.15 Environmental Matters.......................... 35

                                   ARTICLE VI

               CONDITIONS TO OBLIGATION OF TARGET.......... 35
       6.   Conditions To Obligation of Target To
             Consummate the Merger......................... 35
       6.1  Representations, Warranties, and Covenants of
             Buyer and Sub................................. 35
       6.2  Target Shareholder Approval.................... 36
       6.3  Buyer Shareholder Approval..................... 36
       6.4  Redemption of Target Preferred Stock........... 36
       6.5  No Injunctions................................. 36
       6.6  No Antitrust Litigation........................ 36
       6.7  Filings........................................ 36
       6.8  NASDAQ Listing................................. 37
       6.9  Securities Laws................................ 37
       6.10 Fairness Opinion............................... 37

                                  ARTICLE VII

               TERMINATION, WAIVER AND AMENDMENT........... 37
       7.1  Termination.................................... 37
       7.2  Effect of Termination.......................... 39
       7.3  Waiver of Terms................................ 39
       7.4  Amendment of Agreement......................... 39
       7.5  Fees and Expenses.............................. 39
       7.6  Failure of Buyer Shareholder Approval.......... 40

                                 ARTICLE VIII

                   GENERAL PROVISIONS...................... 40
       8.1  Cooperation.................................... 40
       8.2  Counterparts................................... 41
       8.3  Contents of Agreement, Etc..................... 41
       8.4  No Survival of Representations and Warranties.. 41
       8.5  Section Headings, Gender and "Person."......... 41
       8.6  Notices........................................ 41
       8.7  Governing Law.................................. 42

  LIST OF EXHIBITS
       A.   Buyer Preferred Stock Terms
       B.   Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER dated as of May 10, 1995, among BUFFALO VALLEY TELEPHONE COMPANY, a Pennsylvania corporation ("Target"), C-TEC CORPORATION, a Pennsylvania corporation ("Buyer"), and BVT MERGER CORPORATION, a Pennsylvania corporation and a wholly owned subsidiary of Buyer ("Sub").

                                  Background

       The Boards of Directors of Buyer, Sub and Target deem it advisable and in the best interests of the shareholders of their respective corporations that Target be acquired by Buyer through the merger of Target with and into Sub (the "Merger") pursuant to the Pennsylvania Business Corporation Law (the "Corporation Law") in accordance with the provisions of this Agreement (together with the Schedules attached hereto, the "Agreement").

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto do hereby agree that they will carry out and consummate the following Agreement.


                                   ARTICLE I

                                 PLAN OF MERGER

            1.1  The Merger.  At the Effective Time (as hereinafter defined),
                 ----------
  Target shall be merged with and into Sub pursuant to this Agreement and the separate existence of Target shall cease. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            1.2  Effects of the Merger.  Sub shall be the surviving corporation
                 ---------------------
  in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The shares of common stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger, and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation. The articles of incorporation and bylaws of Sub in effect immediately prior to the Merger shall remain in effect as the articles of incorporation and bylaws of the Surviving Corporation, except that
  Article 1 of the articles of incorporation of Sub shall be amended to read as follows: "The name of the corporation is Buffalo Valley Telephone Company." The directors and officers of Sub immediately prior to the Merger shall remain in office as the directors and officers of the Surviving Corporation.

            1.3  Conversion of Target Common Shares.
                 ----------------------------------

            (a) At the Effective Time (defined below), by virtue of the Merger and without any action on the part of any holder thereof, subject to the provisions of Section 1.5 hereof with respect to dissenters' rights, if any, each share of common stock, no par value, of Target (the "Target Common Stock") issued and outstanding at the Effective Time (other than (i) shares the holders of which (each a "Dissenting Shareholder") are exercising dissenters' rights pursuant to the Corporation Law (the "Dissenters' Shares"), and (ii) shares held directly or indirectly by Buyer which are not held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive the cash and/or shares of stock of Buyer constituting the Per Share Merger Consideration (as defined in paragraph (b) below). As of the Effective Time, each share of Target Common Stock held directly or indirectly by Buyer, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, and each share held as treasury stock of Target, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

            (b) As used herein, the term "Per Share Merger Consideration" shall mean, at the election of the holder of the share of Target Common Stock in accordance with Schedule 1.3 hereto and subject to proration in accordance with Schedule 1.3 hereto, either:

                 (i) $61.00 in cash (the "Cash Merger Consideration"); or

                 (ii) one fully paid and nonassessable share of the Buyer's
            Series AA Convertible Preferred Stock, par value $61.00 per share ("Buyer Stock") (the "Stock Merger Consideration").

  As more fully described on Schedule 1.3 hereto, in the aggregate no less than 50% of the outstanding shares of Target Common Stock will be converted into Stock Merger Consideration.

            1.4  Timing.
                 ------

            (a) Shareholder Approval. Target shall submit this Agreement to its shareholders for approval as provided in Section 4.5 hereof. In connection with such meeting, Target and Buyer shall each take, as promptly as practical, such reasonable steps as shall be necessary for the preparation and filing by Buyer of a registration statement under the Securities Act of 1933 (the "1933 Act") on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") and shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable.

            (b) Closing and Effective Time. The parties shall hold a closing (the "Closing") on a mutually agreeable date (the "Closing Date") no later than the second business day after the satisfaction or waiver of the conditions set forth in Article V and Article VI of this Agreement, at 10:00 A.M., local time, at the offices of Buyer, or at such other place or time as the parties agree upon. On the Closing Date or as soon thereafter as practicable, the parties shall execute and file in the offices of the Corporation Bureau of the Commonwealth of Pennsylvania appropriate Articles of Merger in accordance with the provisions of the Corporation Law. The "Effective Time" shall be the date of filing the Articles of Merger, or the effective date specified therein, whichever is later.

            1.5  Dissenters' Rights.  Any Dissenting Shareholder who shall be
                 ------------------
  entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in the Corporation Law, shall not be entitled to the Per Share Merger Consideration unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the Corporation Law, and shall be entitled to receive only the payment to the extent provided for by the Corporation Law. If any such holder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.3.

            1.6  Surrender and Exchange of Target Certificates.
                 ---------------------------------------------

            (a) Election and Transmittal Materials. Within five business days after the Effective Time, Buyer shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of Target Common Stock (i) a form for purposes of making elections for the kind of

  Per Share Merger Consideration desired by such holder and containing instructions with respect thereto, and (ii) transmittal materials and instructions for surrendering certificates for Target Common Stock ("Old Certificates") in exchange for that amount of cash and/or that number of shares of Buyer Stock to which such person is entitled under Section 1.3 hereof, after proration in accordance with Schedule 1.3 hereto.

            (b) Dividends. If any dividend on Buyer Stock is declared after the Effective Time, the declaration shall include dividends on all shares of Buyer Stock into which shares of Target Common Stock have been converted under this Agreement, but no former holder of Target Common Stock shall be entitled to receive payment of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by Buyer. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from Buyer an amount equal to all such dividends, without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon, declared, and for which the payment date has occurred, on the shares of Buyer Stock into which the shares represented by such Old Certificates have been converted.

            (c) Closing of Stock Transfer Books. After the Effective Time, there shall be no transfer on the stock transfer books of Target or Buyer of shares of Target Common Stock. If Old Certificates are presented for transfer after the Effective Time, they shall be cancelled and cash or certificates representing shares of Buyer Stock shall be issued in exchange therefor as provided herein.

            (d) Unclaimed Merger Consideration. To the extent permitted by law, in the event that any Old Certificates have not been surrendered for exchange in accordance with this Section on or before the second anniversary of the Effective Time, Buyer may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of Buyer Stock which such holders are entitled to receive under Section 1.3 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as Buyer shall determine. If in the opinion of counsel for Buyer it is necessary or desirable, any Unclaimed Shares may be registered for sale under the 1933 Act and applicable state laws. Buyer shall not be obligated to make any sale of Unclaimed Shares if it shall determine not do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Buyer for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Buyer.

            (e) Escheat. If outstanding certificates for shares of Target Common Stock are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither Buyer nor its agents or any other person shall be liable to any former holder of Target Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (f) Lost or Stolen Certificates. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, Buyer will issue in exchange for such lost, stolen or destroyed Old Certificate, that amount of cash and/or that number of shares of Buyer Stock into which such Old Certificates has been converted pursuant to this Agreement.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF TARGET

            2.   Representations and Warranties of Target.  Target represents
                 ----------------------------------------
  and warrants to Buyer and Sub as follows, except as set forth in a disclosure schedule (the "Target Schedule") delivered by Target contemporaneously with the execution of this Agreement:

            2.1  Organization, Powers and Qualifications.  Target is a
                 ---------------------------------------
  corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Target has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Target is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, other than such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Target and its Subsidiaries (defined below) taken as a whole (a "Target Material Adverse Effect"). As used in this Agreement, "Target Material Adverse Effect" shall include, without limitation, any item which individually would have an adverse economic effect on Target of more than $100,000, except that for purposes of Section 2.9 hereof, such term shall mean any item individually, or items, in the aggregate, having an adverse economic effect on Target of more than $250,000. The Target Schedule sets forth a complete and correct copy of the Articles of Incorporation and Bylaws (together with all amendments thereto and restatements thereof) of Target.

            2.2  Subsidiaries.  As used in this Agreement, the term "Subsidiary"
                 ------------
  means, with respect to Target, any entity in which a person owns or controls 50% or more of the legal or beneficial interest in such entity. Target does not have any Subsidiaries.

            2.3  Capital Stock.  Target has authorized capital stock consisting
                 -------------
  of 5,000,000 shares of Common Stock, without par value, of which 899,154 are issued and outstanding and 846 shares are held as treasury shares, and 10,000 shares of Cumulative Preferred Stock, par value $50.00 per share, of which 8,000 shares are issued and outstanding. All of the issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No shares of capital stock issued by Target are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) providing for the issuance, sale, purchase, redemption, transfer, voting or registration, at any time, or upon the happening of any stated event, of any shares of the capital stock of Target whether or not presently issued or outstanding. The outstanding shares of Target's Cumulative Preferred Stock may be redeemed by Target, at par, effective as of any March 1 or September 1 upon 60 days prior notice. Target is not in default of any dividend, redemption or other obligation, and there is no unpaid dividend arrearage, with respect to its Cumulative Preferred Stock.

            2.4  Authority.  The execution and delivery of this Agreement and
                 ---------
  the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Board of Directors of Target and, subject to approval by the shareholders of Target of this Agreement in accordance with the Corporation Law, no other corporate proceedings on the part of Target are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby. This Agreement is binding and enforceable upon Target in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

            2.5  Conflict with Other Agreements; Consents and Approvals.  With
                 ------------------------------------------------------
  respect to the following:

            (a) the Articles of Incorporation or By-laws of, or any securities issued by, Target or any Subsidiary,

            (b) any law, statute, rule or regulation applicable to Target or any Subsidiary,

            (c) any Contract (as defined in Section 2.13) to which Target or any Subsidiary is a party or may be bound or any Authorization (as defined in Section 2.18) held by Target or any Subsidiary, and

            (d) any judgment, order, injunction, decree or ruling of any court, arbitrator or governmental or regulatory official, body or authority applicable to Target or any Subsidiary,

  the execution, delivery and performance by Target of this Agreement and the transactions contemplated hereby will not (i) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration which would have a Target Material Adverse Effect, (ii) result in the creation of any lien upon any assets of Target or any Subsidiary or (iii) require any authorization, consent, approval or exemption by any person, the failure to obtain which would have a Target Material Adverse Effect, which has not been obtained, or any notice to or filing which has not been given or done, other than the consent of The Penn Mutual Life Insurance Company under that Note Agreement dated May 31, 1978, the premerger notification ("Premerger Notification") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, filings pursuant to the Pennsylvania Public Utility Code, filings pursuant to the 1933 Act and applicable state securities laws, the shareholder approval referred to in Section 2.4 hereof, and the filing of appropriate merger documentation under the Corporation Law.

            2.6  Compliance with Law.  Target and the Subsidiaries and their use
                 -------------------
  and occupancy of their assets and properties wherever located, are and have been in compliance with all applicable laws, statutes, rules, regulations, judgments, orders, injunctions, decrees and rulings of any court, arbitrator or of any governmental or regulatory official, body or authority applicable to them (including, without limitation, the Americans with Disabilities Act and all laws, rules and regulations relating to the protection of the environment, health and safety, and the generation, storage, handling or disposal of hazardous wastes and hazardous materials), the non-compliance with which, or the violation of which, would have a Target Material Adverse Effect, and neither Target nor any Subsidiary has received any claim or notice of any such non-compliance or violation. Target and the Subsidiaries have duly and timely filed all reports and filings that are required to be filed or provided under such laws, statutes, rules, regulations, or which are otherwise required and have paid all assessments required thereunder, except where the failure to file or pay assessments would not have a Target Material Adverse Effect.

            2.7  Financial Statements.
                 --------------------

            (a) Target has provided Buyer with the audited balance sheets of Target as of December 31, 1994 and 1993 and the related statements of income, retained earnings and cash flows for the two years ended December 31, 1994. Following the date hereof, Target will deliver to Buyer, within 45 days following the end of each calendar quarter, an unaudited quarterly balance sheet and income statement for Target. Such financial statements have been, or will be, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as may be indicated in the notes thereto and except for the omission of footnote information in the case of unaudited statements), and fairly present or will fairly present (subject, in the case of unaudited statements to normal recurring audit adjustments which in the aggregate are not material) the financial position of Target at the dates indicated and the results of operations and cash flows of Target for the periods indicated (such financial statements are hereinafter referred to as the "Target Financial Statements"). The balance sheet of Target at December 31, 1994 described above is referred to herein as the "Target Balance Sheet."

            (b) Target's books and records are complete and in reasonable detail, and accurately and fairly reflect the transactions and dispositions of Target's assets. Target has consistently maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for such assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            2.8  Absence of Undisclosed Liabilities.  Target has no liabilities
                 ----------------------------------
  or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature, except for liabilities and obligations (i) in the amounts and categories reflected, reserved against or given effect to in the Target Financial Statements, (ii) described in, or disclosed pursuant to, this Agreement, (iii) incurred in the ordinary course of business since December 31, 1994, (iv) which would not constitute a Target Material Adverse Effect, or
  (v) as of the Effective Time, those arising from actions that shall not have violated Section 4.1 hereof.

            2.9  Absence of Adverse Changes.  Since December 31, 1994, there has
                 --------------------------
  been no change in the business, assets, liabilities, financial condition, results of operations or prospects of Target and its Subsidiaries, taken as a whole, which would constitute a Target Material Adverse Effect.

            2.10  Tax and Other Returns and Reports.  All federal, state, local
                  ---------------------------------
  and foreign tax returns, reports and statements required to be filed by Target or any Subsidiary have been filed within the time and in the manner prescribed by law. Such returns correctly reflected the facts regarding the income, businesses, assets, operations and activities of Target and any Subsidiary. Such returns correctly reflected all taxes, due or payable by Target or any Subsidiary through the date of this Agreement. Taxes shown to be due and payable thereon have been paid or adequately reserved, and there are no pending assessments, asserted deficiencies or claims for additional taxes which have not been paid. There are no material deficiencies which representatives of the Internal Revenue Service ("IRS") or any other taxing authority have advised Target are expected to be included in an audit report, and no material special charges, penalties, interest or fines are being asserted against Target or any of its Subsidiaries with respect to payment or failure to pay any taxes. The Target Schedule sets forth the year through which Target has been audited by the IRS. In the opinion of Target's management, the reserve or accrual for taxes shown on the Target Balance Sheet is sufficient for payment of all unpaid federal, state, local and foreign taxes of Target and its Subsidiaries through such date.

            2.11  Dividends and Stock Purchases.  Except for Target's (x)
                  -----------------------------
  payment of scheduled dividends on its outstanding common and preferred stock and (y) agreement to redeem its outstanding preferred stock pursuant to
  Section 4.12 hereof, since December 31, 1994 Target has not declared, set aside or paid any dividend, or made or agreed to make any other distribution or payment in respect of shares of Target's capital stock nor has it redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of Target's capital stock.

            2.12  Assets.  Target and its Subsidiaries have good and marketable
                  ------
  title to all material assets owned by them constituting real property and good title to all material assets owned by them constituting personal property, including without limitation those assets reflected in the Target Financial Statements in the amounts and categories reflected therein, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (a) the lien of current taxes not yet due and payable, (b) assets disposed of by Target or any Subsidiary since December 31, 1994 solely in the ordinary course of business consistent with past practice, (c) such secured indebtedness, financing or capital lease obligations, or purchase money security interests as are disclosed in the Target Financial Statements covering the properties referred to therein, and
  (d) such other imperfections of title, easements, mortgages, liens, pledges, charges and encumbrances, if any, as do not materially detract from the value, or interfere with the present or proposed use, of the assets subject thereto. All tangible assets material to the operation of the telephone business are in good working order and repair and comply in all material respects with applicable rules, regulations and standards regarding their intended use. No material portion of the cable or fiber optics used in Target's telephone business shall require any substantial rearrangement on utility poles or substantial rehabilitation. Target's tangible assets meet, in all material respects, all current industry technical performance standards, including industry fiber optic standards, for a system of its particular design. Target has an inventory of spare parts and other materials relating to its telephone business of the type, nature and amount consistent with Target's past practices and good telephone company industry practices.

            2.13  Contracts.
                  ---------

            (a) Except for those contracts, agreements or understandings that may be terminated without liability or penalty on not more than thirty days notice and those under which the executory obligation of Target or any Subsidiary involves an individual amount of less than $25,000, the Target Schedule sets forth each contract, agreement or understanding to which Target or any Subsidiary is a party or may be bound and which is:

                 (i) with any present or former shareholder, director, officer, employee or consultant or for the employment of any person or consultant;

                 (ii) a note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or a guarantee, pledge or undertaking of the indebtedness of any other person, or a security arrangement relating to any of the foregoing;

                 (iii) a material license, distributor, dealer, franchise, manufacturer's representative, sale agency or advertising arrangement;

                 (iv) an arrangement limiting or restraining Target from engaging or competing in any manner or in any business;

                 (v) for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, in excess of $50,000 in any individual case;

                 (vi) for the sale or supply of products or the provision of services in excess of $50,000 in any individual case;

                 (vii) any lease of real or personal property; or

                 (viii) a material arrangement not made in the ordinary course of business.

            (b) All contracts, leases, mortgages, commitments, agreements or understandings referred to in the Target Schedule ("Contracts") are in force in accordance with their terms. Neither Target nor any Subsidiary (nor any other party) has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which would have a Target Material Adverse Effect. The Target Schedule identifies all Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby, except where the failure to obtain such consent or approval would not have a Target Material Adverse Effect.

            2.14  Litigation.  No claim, action, suit, arbitration,
                  ----------
  investigation or other proceeding is pending, or known by Target to be threatened against Target or any Subsidiary or any of their properties before any court, governmental or regulatory official, body or authority arbitrator or mediator in which an unfavorable judgment, decision, ruling, or finding would have a Target Material Adverse Effect. There are no judgments, consent decrees, injunctions, or any other judicial or administrative mandates of any nature outstanding against Target or any Subsidiary which would have a Target Material Adverse Effect. There are no claims, actions, suits or other proceedings pending, or known by Target to be threatened, against any director or officer of Target relating to their service as such. To the knowledge of Target, no events have occurred which could reasonably be expected to form the basis for a claim or other proceeding against Target's directors or officers for breach of fiduciary duty.

            2.15  Insurance.  Each of Target and its Subsidiaries maintains
                  ---------
  insurance coverage on its structures, facilities, machinery, equipment and other assets and properties and with respect to its employees and operations which covers liabilities and risks customarily insured against by similar businesses on customary terms. The Target Schedule contains a complete and accurate description of the insurance coverage applicable to Target and its Subsidiaries, including amounts and lines of coverage, term, expiration date, premium and loss experience history by line of coverage. Except for the directors and officers insurance policy, all such policies are occurrence, rather than claims made policies. There are no provisions in such policies for retroactive or retrospective premium adjustments. The insurance binders and policies listed on the Target Schedule are valid and in full force and effect and will continue in full force and effect until the Effective Time. Neither Target nor any Subsidiary has been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years. Target and each Subsidiary has complied in all material respects with the provisions of said policies.

            2.16  Labor Matters.  Neither Target nor any Subsidiary is a party
                  -------------
  to or bound by any collective bargaining agreements with respect to any employees of Target or any Subsidiary. Since December 31, 1994 there has not been, nor to the knowledge of Target was there or is there threatened, any strike, slowdown, picketing or work stoppage by any union or other group of employees against Target or any Subsidiary or any of their premises, or any other labor trouble or other occurrence, event or condition of a similar character which may have a Target Material Adverse Effect. The Target Schedule sets forth the names and present annual salary of all persons employed by Target.

            2.17  Employee Benefit Plans.
                  ----------------------

            (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by Target or any of its Subsidiaries, Target has made available to Buyer a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to any Benefit Plan subject to Title IV of ERISA.

            (b) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Target, there exists no condition or set of circumstances in connection with which Target or any of its Subsidiaries is subject to any liability that could be reasonably expected to have a Target Material Adverse Effect, under ERISA, the Code or any other applicable law. All Benefit Plans conform to, and have been administered and operated in compliance, in all material respects, with the requirements of the applicable plan documents, ERISA, the Code and any other applicable law.

            (c) With respect to the Benefit Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the consolidated financial statements of Target and its Subsidiaries.

            (d)  Each Benefit Plan that is intended to be qualified under
  Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. No such Benefit Plan has been completely or partially terminated since December 31, 1990.

            (e) No Benefit Plan, nor any fiduciary thereof, has engaged in a transaction which is reasonably likely to subject any Benefit Plan, or any fiduciary thereof, to any material taxes or penalties for a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any material penalty under Section 502 of ERISA.

            2.18  Franchises, Licenses, Permits, Etc.  Target and its
                  ----------------------------------
  Subsidiaries own or possess in the operation of their respective businesses all franchises, licenses, permits, consents, approvals, rights, waivers and other governmental authorizations ("Authorizations") which are material to the conduct of the business of Target and its Subsidiaries, taken as a whole. Neither Target nor any Subsidiary is in material default, or has received any notice of any claim of material default, with respect to any such Authorization or any notice of any other material claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary material Authorization. Except for filings under the Pennsylvania Public Utility Code and the approval of the Pennsylvania Public Utility Commission, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such Authorization.

            2.19  Patents and Trademarks.  Except as set forth on the Target
                  ----------------------
  Schedule, Target does not own, license or use in its business any material patents, trademarks, copyrights or other intellectual property assets. Target and its Subsidiaries own (free and clear of all liens) all such patents, trademarks, tradenames, copyrights and applications with respect thereto and other intellectual property, has entered into a subsisting license agreement with respect thereto, or otherwise has adequate authority to use such intellectual property in the conduct of Target's business. Neither Target nor any Subsidiary has received any notice or other information with respect to any alleged infringement or unlawful use of any such asset nor has Target or any Subsidiary granted or agreed to grant any license to use any such asset.

            2.20  Ordinary Course.  Since December 31, 1994, Target and its
                  ---------------
  Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Without limitation of the foregoing, since December 31, 1994, Target (except as otherwise expressly disclosed to Buyer pursuant to this Agreement):

                (a) has not made any change in its authorized, issued or outstanding capital stock and has not granted any options or other rights to acquire, whether directly or contingently, any of its capital stock, nor has it permitted any third party to acquire, or gained any rights to acquire, any shares of capital stock of any Subsidiary;

                (b) except for the payment of regular scheduled dividends on its outstanding common and preferred stock and as contemplated by Section 4.12 hereof, has not declared, set aside, or paid any dividend or made any other distribution in respect of, nor repurchased any of, its capital stock;

                (c) has not suffered any physical damage or destruction to its assets which would have a Target Material Adverse Effect;

                (d) has not been the subject of any actual or threatened organizing campaign, strike, slowdown, picketing or work stoppage by any union or other group of employees, or any other labor trouble or other occurrence, event or condition of a similar character which may have a Target Material Adverse Effect;

                (e) has not entered into or amended any employment contracts or any employee benefit plan or arrangement, increased the rate of compensation (or other bonus or benefit) payable or to become payable by it to any officer or any other executive employee, made any general increase in compensation or rate of compensation (or other bonus or benefit) payable or to become payable to hourly employees or salaried employees except in the ordinary course of business consistent with past practice;

                (f) has not incurred or guaranteed any debt except in the ordinary course of business consistent with past practice;

                (g) has not encumbered, sold or disposed of any assets (tangible or intangible) except for sales of inventory in the ordinary course of business consistent with past practice;

                (h) has not changed in any material respect its accounting and tax practices, policies or principles;

                (i) has not cancelled or waived any debts or claims having a value of $50,000 in the aggregate;

                (j) has paid all taxes as they become due, filed all federal, state, local and foreign tax returns, reports and statements required to be filed within the time and in the manner prescribed by law, and collected or withheld all taxes required to be collected or withheld from employees, independent consultants or other third parties;

                (k) has not filed any amended tax return or entered into a settlement of any audit or other tax dispute with the IRS or any other taxing authority;

                (l) has not received any communication (oral or written) from any customer, supplier or governmental or regulatory agency which constitutes (or which could reasonably be expected to result in) a Target Material Adverse Effect;

                (m) has not changed in any material respect its existing pricing structure, fees and charges structure, marketing and promotional plans and policies; and

                (n) has not entered into any (or modified any existing) lease, contract, commitment or agreement or engaged in any transaction (including without limitation any borrowing, capital expenditure, capital financing, leasing arrangement or purchase commitment) except in the ordinary course of business consistent with past practice.

            2.21  Brokerage and Other Fees.  In connection with the transactions
                  ------------------------
  contemplated by this Agreement, no broker, finder or similar agent has been employed by or on behalf of Target, and no person with which Target has had dealings or communications of any kind is entitled to any brokerage or finder's fee or other commission in connection with the transactions other than its financial adviser, Snyder & Co. (whose fee will be paid at closing) pursuant to that agreement dated October 6, 1994, a true and correct copy of which has been provided to Buyer. No additional fees are payable to Snyder & Co. in connection with their delivery of the oral and written fairness opinions referred to in this Agreement.

            2.22  Opinion of Financial Advisor.  Target has received the oral
                  ----------------------------
  opinion of Snyder & Co., as of the date hereof, that the consideration to be received in the Merger by Target's shareholders is fair to Target's shareholders from a financial point of view.

            2.23  Information Supplied.  None of the information supplied or to
                  --------------------
  be supplied by Target or any of its Subsidiaries for inclusion or incorporation by reference in the prospectus and proxy statement forming a part of the Registration Statement (the "Prospectus and Proxy Statement") to be filed with the SEC by Buyer in connection with the issuance of Buyer Stock pursuant to the Merger or any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary to comply with the 1933 Act, and, with respect to the Prospectus and Proxy Statement, when mailed and, as amended or supplemented, at all times through the Closing Date, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents filed by Target and its Subsidiaries with the SEC and any other regulatory agency in connection with the Merger will comply in all material respects with the provisions of all applicable rules and regulations.

            2.24  Disclosure.  No representation or warranty hereunder or
                  ----------
  information contained in the financial statements referred to in Section 2.7, the Target Schedule or any certificate, statement, or other document delivered by Target hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

            2.25  Tax Free Reorganization Matters.
                  -------------------------------

                (a) To the best of the knowledge of the management of Target, there is no current plan or intention by the shareholders of Target to sell, exchange or otherwise dispose of a number of shares of Buyer Stock received in the Merger that would reduce the former Target shareholders' ownership of Buyer Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding common and preferred stock of Target as of the same date. For purposes of this representation, shares of Target Common Stock exchanged for cash or other property and shares of Target preferred stock redeemed prior to the Merger will be treated as outstanding Target stock on the date of the Merger.

                (b) As a result of the Merger, Target will transfer and Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Target immediately prior to the Merger. For purposes of this representation, the amount of Target assets used to pay Target reorganization expenses, and the amount of Target assets used by the Target for all redemptions and distributions including the redemption of Target preferred stock (except for regular, normal dividends) made by the Target immediately preceding the Merger, will be included as assets of Target held immediately prior to the Merger.

                (c) The liabilities of Target assumed by Sub and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

                (d) Target and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the Merger.

                (e) Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                (f) Target is not an investment company as defined in Section 38(a)(2)(F)(iii) and (iv) of the Code.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                                    AND SUB

            3.   Representations and Warranties of Buyer and Sub.  Buyer and Sub
                 -----------------------------------------------
  represent and warrant to Target as follows, except as set forth in a disclosure schedule (the "Buyer Schedule") delivered by Buyer contemporaneously with the execution of this Agreement:

            3.1  Organization, Powers and Qualifications.  Buyer is a
                 ---------------------------------------
  corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Buyer is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, other than such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Buyer and its Subsidiaries taken as a whole (a "Buyer Material Adverse Effect").

            3.2  Subsidiaries.  Sub and each other Subsidiary of Buyer listed on
                 ------------
  exhibit 21 to Buyer's annual report on Form 10-K for the year ended December 31, 1994 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each such

  Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, other than such jurisdictions where the failure so to qualify would not have a Buyer Material Adverse Effect. All issued and outstanding shares of capital stock of Sub have been duly authorized, are fully paid and nonassessable, and are owned of record and beneficially by Buyer free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever.

            3.3  Authority.  Except for the approval of Buyer's shareholders of
                 ---------
  the amendment to Buyer's articles of incorporation as described in Section
  4.13 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Boards of Directors and shareholders (if necessary) of Buyer and Sub and, no other corporate proceedings on the part of Buyer or Sub are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. This Agreement is binding and enforceable upon Buyer and Sub in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

            3.4  Capital Stock.
                 -------------

            (a) On the date of this agreement, the authorized capital of Buyer consists of 35,000,000 shares of Common Stock, par value $1.00 per share ("Buyer Common Shares"), of which 19,032,527 shares were issued and outstanding and 175,599 shares were held as treasury shares as of the date of this Agreement; 8,753,203 shares of Class B Stock, par value $1.00 per share ("Buyer Class B Shares"), of which 8,547,327 shares were issued and outstanding and 202,243 shares are held as treasury shares as of the date of this Agreement.

            (b) Assuming shareholder approval of the amendment to Buyer's articles of incorporation described in Section 4.13 hereof, as of the Closing Date the authorized capital of Buyer will also include 25,000,000 shares of Series Preferred Stock ("Buyer Preferred Stock"). As of the Closing Date the authorized capital of Buyer will include a number of shares of Series AA Convertible Preferred Stock ("Series AA Stock" or "Buyer Stock") sufficient for Buyer to issue the Stock Merger Consideration in the Merger. As of the Effective Time, the rights, privileges and preferences of the Buyer Stock will be as stated in the resolution of the

  Buyer's board of directors attached to this Agreement as Exhibit A, which resolution will have been validly and effectively filed (as part of a Statement with Respect to Shares) in the Corporation Bureau of the Commonwealth of Pennsylvania at or prior to the Effective Time.

            (c) Prior to the Closing Date, Buyer will provide Target a complete and correct copy of any resolution of the Buyer's board of directors establishing and designating the terms of any other series of Series Preferred Stock. No series of Series Preferred Stock will rank senior to the Buyer Stock with respect to any dividend or liquidation rights.

            (d) All of the issued and outstanding shares of the Buyer's capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. No shares of capital stock issued by Buyer are or were at the time of their issuance subject to preemptive rights.

            3.5  Valid Issuance of Buyer Stock, Etc.  The Buyer Stock which will
                 ----------------------------------
  be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The Buyer Common Shares issuable upon conversion of the Buyer Stock issued in connection with the Merger have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Buyer Stock, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Buyer Stock hereunder.

            3.6  Conflict with Other Agreements; Consents and Approvals.  With
                 ------------------------------------------------------
  respect to the following:

            (a) the Articles of Incorporation or By-laws of, or any securities issued by, Buyer or any subsidiary thereof,

            (b) any law, statute, rule or regulation applicable to Buyer or any subsidiary thereof,

            (c) any contract to which Buyer or any subsidiary thereof is a party or may be bound or any Authorization held by Buyer or any subsidiary thereof, and

            (d) any judgment, order, injunction, decree or ruling of any court, arbitrator or governmental or regulatory official, body or authority applicable to Buyer or any subsidiary thereof,

  the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby will not (i) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration which would have a material adverse effect upon the business, condition (financial or otherwise), assets, liabilities or operations of Buyer and its subsidiaries taken as a whole (a "Buyer Material Adverse Effect"), or (ii) require any authorization, consent, approval or exemption by any person, the failure to obtain which would have a Buyer Material Adverse Effect, which has not been obtained, or any notice to or filing which has not been given or done, other than the Premerger Notification, filings pursuant to the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act") and applicable state securities laws, the shareholder approval referred to in Section 4.13 hereof, filings pursuant to the Pennsylvania Public Utility Code, and the filing of appropriate merger documentation under the Corporation Law.

            3.7  Financial Statements.  The financial statements of Buyer
                 --------------------
  included in the Buyer SEC Documents (defined below) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of unaudited statements to normal, recurring audit adjustments which in the aggregate are not material) the consolidated financial position of Buyer and its Subsidiaries at the dates indicated and the consolidated results of operations and cash flows of Buyer and Subsidiaries for the periods indicated (such financial statements are hereinafter referred to as the "Buyer Financial Statements"). The consolidated balance sheet of Buyer and Subsidiaries at December 31, 1994 described above is referred to herein as the "Buyer Balance Sheet." Except as disclosed in the Buyer SEC Documents, Buyer is not a party to any material probable business combination for which financial statements are required to be disclosed pursuant to Section 3-05 of Regulation S-X under the 1933 Act.

            3.8  Brokerage.  In connection with the transactions contemplated by
                 ---------
  this Agreement, no broker,
  finder or similar agent has been employed by or on behalf of Buyer, and no person with which Buyer has had dealings or communications of any kind is entitled to any brokerage or finder's fee or other commission in connection with the transactions.

            3.9  Reports.  Buyer has previously furnished Target with true and
                 -------
  complete copies of (i) each final prospectus and definitive proxy statement filed by Buyer with the SEC since December 31, 1992, and (ii) each report filed by Buyer with the SEC with respect to the year ended December 31, 1992 or any months or periods ending thereafter (the "Buyer SEC Documents"). None of such documents or other communications contained as of the date of such document any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of such documents which is subject to the 1933 Act or the 1934 Act, or the regulations promulgated thereunder, complied in all material respects when filed in form with such Acts and the applicable regulations thereunder.

            3.10  Information Supplied.  None of the information supplied or to
                  --------------------
  be supplied by Buyer or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement (including the Prospectus and Proxy Statement) to be filed with the SEC by Buyer in connection with the issuance of Buyer Stock pursuant to the Merger or any other documents to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary to comply with the 1933 Act, and, with respect to the Prospectus and Proxy Statement, when mailed and at all times through the Closing Date contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents filed by Buyer and its Subsidiaries with the SEC and any other regulatory agency in connection with the Merger will comply in all material respects with the provisions of all applicable rules and regulations.

            3.11  Disclosure.  No representation or warranty hereunder or
                  ----------
  information contained in the financial statements referred to in Section 3.7, the Buyer Schedule or any written certificate, statement, or other document delivered by Buyer hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

            3.12  Tax Matters.  Buyer has no present plan or intention (i) to
                  -----------
  reacquire any of the shares of Buyer Stock it will issue to the shareholders of Target pursuant to the Merger, (ii) to liquidate Sub, to merge with and into another corporation or to sell or otherwise dispose of the stock of Sub. Sub has no present plan or intention to sell or dispose of any of the assets of Target or its subsidiaries after the Effective Time, except for sales, transfers or other distributions made in the ordinary course of business and for transfers described in Section 368(a)(2)(C) of the Code. Following the Effective Time, Sub will continue the historic business of Target and its subsidiaries as presently conducted. Buyer presently controls Sub within the meaning of Section 368(c) of the Code, and following the Effective Time Sub will not issue additional shares of its stock that would result in Buyer losing control of Sub within the meaning of Section 368(c) of the Code.

            3.13  Available Funds.  Buyer has access to funds, without the
                  ---------------
  requirement of borrowing from any third party, sufficient to fund the cash merger consideration contemplated by this Agreement and the associated fees and expenses of Buyer. Buyer knows of no reason why such funds will not be available at the Effective Time. Notwithstanding the foregoing, Buyer may, at its option, finance all or a portion of the Cash Merger Consideration.


                                   ARTICLE IV

                                   COVENANTS

            4.1  Conduct of Business Prior to Closing.  From the date of this
                 ------------------------------------
  Agreement to the Effective Time, Target (except as expressly contemplated or permitted by this Agreement, or to the extent that Buyer shall otherwise consent in writing) agrees as to itself and its Subsidiaries that it:

                (a) will, and will cause each Subsidiary to, conduct and operate its business only in the ordinary course consistent with past practice;

                (b) will not, and will cause each Subsidiary not to, conduct its business in such a manner so as to cause the representations and warranties made by it and its Subsidiaries herein not to be true on the Closing Date as though such representations and warranties were made on and as of such date;

                (c) will, and will cause each Subsidiary to, use its reasonable best efforts to keep available the services of the present employees and agents of it and the Subsidiaries, and to maintain the relations and goodwill with the suppliers, customers and any others having business relations with it or its Subsidiaries;

                (d) will make no change in its authorized, issued or outstanding capital stock and will not grant any options or other rights to acquire, whether directly or contingently, any of its capital stock, nor will it permit any third party to acquire, or gain any rights to acquire, any shares of capital stock of any Subsidiary;

                (e) except for the payment of regular quarterly dividends on its outstanding common and preferred stock and as contemplated by Section 4.12 hereof, will not declare, set aside, or pay any dividend or make any other distribution in respect of, nor repurchase any of, its capital stock;

                (f) will not, and will not permit any Subsidiary to, modify or amend its charter documents or By-laws;

                (g) will not, and will not permit any Subsidiary to, enter into or amend any employment contracts or any employee benefit plan or arrangement; increase the rate of compensation (or other bonus or benefit) payable or to become payable by it to any officer or any other executive employee; make any general increase in compensation or rate of compensation (or other bonus or benefit) payable or to become payable to hourly employees or salaried employees except in the ordinary course of business consistent with past practice; or make any material increase in the contributions to any employee benefit program or arrangement;

                (h) will not, and will not permit any Subsidiary to, incur or guarantee any debt except in the ordinary course of business consistent with past practice;

                (i) will not, and will not permit any Subsidiary to, sell or dispose of any assets (tangible or intangible) except for sales of inventory in the ordinary course of business consistent with past practice;

                (j) will not, and will not permit any Subsidiary to, change in any material respect its accounting and tax practices, policies or principles;

                (k) will not, and will not permit any Subsidiary to, cancel or waive any debts or claims having a value of $50,000 in the aggregate;

                (l) will, and will cause each Subsidiary to, pay all taxes as they become due, file all federal, state, local and foreign tax returns, reports and statements required to be filed by Target or any Subsidiary within the time and in the manner prescribed by law, and collect or withhold all taxes required to be collected or withheld from employees, independent consultants or other third parties;

                (m) will not, and will not permit any Subsidiary to, file any amended tax return or enter into a settlement of any audit or other tax dispute with the IRS or any other taxing authority;

                (n) will not, and will not permit any Subsidiary to, change in any material respect its existing pricing structure, fees and charges structure, marketing and promotional plans and policies; and

                (o) will not, and will not permit any Subsidiary to, enter into any (or modify any existing) lease, contract, commitment or agreement or engage in any transaction (including without limitation any borrowing, capital expenditure, capital financing, leasing arrangement or purchase commitment) except in the ordinary course of business consistent with past practice.

            4.2  Updating of Schedules.  From the date of this Agreement to the
                 ---------------------
  Closing Date, each of Target and Buyer agrees that it will promptly inform the other in writing if any information set forth in its Schedule is not accurate and complete in all material respects as of such later date and will promptly disclose to the other in writing any information which arises after the date hereof and which would have been required to be included in its Schedule to make such Schedule accurate and complete in all material respects as of such later date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement its representations and warranties or its Schedule for purposes of any provision hereof unless the other shall have consented thereto in writing.

            4.3  Access.  From the date of this Agreement to the Closing Date,
                 ------
  Target agrees that it will give to Buyer and its financial advisers, counsel, accountants and other representatives full access, during normal business hours upon reasonable advance notice, to all personnel, properties, books, contracts, documents and records with respect to its affairs as Buyer may reasonably request, including without limitation all work papers, schedules and calculations relating to financial statements, and any other information that may be necessary for Buyer to conduct an audit of the books and records of Target. Any information relating to Target shall be delivered subject to the provisions of the Confidentiality Agreement referred to in Section 8.3 of this Agreement.

            4.4  Proxy Material, Registration Statement, Other Filings and
                 ---------------------------------------------------------
  Applications.  In connection with the transactions contemplated by this
  ------------
  Agreement:

                (a) Buyer shall file with the SEC the Registration Statement to register under the 1933 Act the Buyer Stock to be offered to the holders of Target Common Shares in connection with this Agreement and shall use its reasonable best efforts to cause the Registration Statement to become effective and to provide Target with the necessary copies of the Prospectus and Proxy Statement for mailing to the shareholders of Target at the earliest practicable date after the effective date of the Registration Statement.
  Buyer shall file all such amendments to the Registration Statement as shall be necessary to keep it current and effective until the Merger shall have been consummated.

                (b) In connection with the preparation of the Registration Statement, Target shall provide Buyer with all proxy material which Target intends to use in connection with obtaining the necessary Target shareholder approval for the Merger and the transactions contemplated hereby and all other material which in the opinion of counsel for Buyer is required by applicable law to be sent to the shareholders of Buyer in connection with such approval. Target agrees to cause the Prospectus and Proxy Statement to be mailed to its shareholders at the earliest practicable date after the effective date of the Registration Statement. Target agrees to make reasonable best efforts to cause a copy of the written fairness opinion of its financial advisor to be included in the Prospectus and Proxy Statement.

                (c) Buyer shall file all applicable state securities or "blue sky" applications and use its reasonable best efforts to qualify the Buyer Stock issuable pursuant to this Agreement under such applicable state securities or "blue sky" laws prior to the Closing Date; provided, however, that Buyer shall not be required to consent to general service of process or qualify as a foreign corporation or take any action that would subject Buyer to any taxing authority to which it is not now subject.

                (d) Buyer shall file an additional listing application with the NASDAQ National Market System covering the Buyer Common Shares issuable upon conversion of the Buyer Stock issued to the holders of Target Common Shares in connection with this Agreement and shall use its reasonable best efforts to obtain approval of such application upon official notice of issuance.

                (e) Target and Buyer shall promptly prepare and file Premerger Notifications and shall use their reasonable best efforts to obtain termination of the waiting period thereunder as promptly as practicable.

                (f) Buyer shall promptly prepare and file with the Pennsylvania Public Utility Commission and all other governmental agencies (if any) all documents necessary for such agency (or agencies) to approve the consummation of the transactions contemplated by this Agreement. Buyer shall use its reasonable best efforts to obtain all required regulatory approvals as promptly as practical.

            In connection with the preparation and filing of the Registration Statement, any state securities or "blue sky" application, listing application, Premerger Notification, or other regulatory application, or any amendment thereto pursuant to this Section 4.4, the parties hereto shall provide to each other such information and documents (or access thereto), and shall render such assistance, as the other party may reasonably request or as may be necessary to carry out the provisions of this Section 4.4.

            4.5  Shareholder Meeting.  Target shall call and hold a meeting of
                 -------------------
  its shareholders to be held as soon as is practicable for the purpose of voting on this Agreement. A majority of the Board of Directors of Target will recommend to its shareholders approval of this Agreement and the Merger and shall take all such actions consistent with the fiduciary obligations of such Board to obtain such approvals as promptly as practicable, including without limitation the solicitation of proxies.

            4.6  Third Party Consents.  Prior to the Effective Time, each of
                 --------------------
  Buyer and Target shall obtain all consents, approvals or authorizations of third parties which are required to be obtained by each of them in order to effect the transactions contemplated by this Agreement and such other consents, approvals or authorizations the absence of which would have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as appropriate.

            4.7  Satisfaction of Conditions.  Each party hereto will use all
                 --------------------------
  reasonable best efforts to satisfy all the conditions to be satisfied by it to effect the transactions contemplated hereby.

            4.8  Public Announcements.  Neither Target nor Buyer will make,
                 --------------------
  issue or release any oral or written public announcement or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions and status of, the transactions contemplated by this Agreement, or any other communication to its shareholders or the investing public, directly or indirectly (including without limitation press releases and statements to securities analysts), without first making a good faith attempt to inform the other of the contents of such announcement, acknowledgment or statement.

            4.9  Employees and Employee Benefit Plans.
                 ------------------------------------

            (a) For a period of two years following the Effective Time, Buyer shall continue the employment (in a position not unreasonably dissimilar to the position occupied immediately prior to the Effective Time) and current salary of all persons employed by Target as of the Effective Time. Such persons may be terminated by Buyer during such two-year period only (i) for reasonable cause and (ii) if the employee reaches normal retirement age. For purposes of this Section 4.9(a), "cause" shall include, but not be limited to, the failure of an employee, following reasonable notice and reasonable opportunity to comply, to perform duties with due care, refusal to follow lawful instructions of superiors, commission of tortious or criminal acts, failure to comply with attendance policies and failure to comply with other general employment policies that may be announced by Buyer from time to time.

            (b) For a period of two years following the Effective Time, Buyer will either (i) cause to remain in effect all Benefit Plans of Target and its Subsidiaries, as in effect on the date of this Agreement or (ii) to provide benefits to employees of Target and its Subsidiaries under Benefit Plans of Buyer that provide benefits that are no less favorable, taken as a whole, to the benefits provided to comparable employees of Buyer.

            (c) To the extent that eligibility for participation or entitlement to benefits under any Benefit Plan of Buyer is determined by reference to periods of service, then for purposes of determining the eligibility of employees of Target and its Subsidiaries to participate in Benefit Plans of Buyer after the Effective Time or their entitlement to benefits thereunder (including entitlement to early retirement subsidies under any pension plan and any severance or vacation plans or arrangements of Buyer), the calculation of such periods of service shall include periods of service with Target and its Subsidiaries.

            (d) In lieu of providing the continued salary and benefits that otherwise would have been provided under this Section 4.9, Buyer, in its discretion, may offer to any person employed by Target as of the Effective Time severance compensation. Buyer agrees that all employees of Target shall have the rights to continued employment provided under this Section 4.9 notwithstanding any offer of severance compensation, and that no employee shall be required to accept any such offer.

            (e) The provisions of this Section 4.9 are intended to benefit, and may be enforced by, the employees or officers covered by such provisions.
  This Section 4.9 shall be binding upon all successors and assigns of Target, Buyer, Sub and the Surviving Corporation.

            4.10  Director and Officer Indemnification.
                  ------------------------------------

            (a) From and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of Target (the "Indemnified Parties") against losses, claims, damages, liabilities, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Parties arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law unless such indemnification is expressly prohibited by applicable law or if the conduct of the Indemnified Party is finally determined by a court to have constituted willful misconduct or recklessness within the meaning of Section 1746(b) of the Corporation Law or any superseding provision. In addition, Buyer shall, and shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted by applicable law if the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
  The obligations of Buyer and the Surviving Corporation under this Section 4.10(a) shall continue for six years following the Effective Time, provided that all rights to indemnification and advancement of expenses in respect of any claim made, asserted or commenced within such period shall continue until the final disposition of such claim. Buyer's obligations under this Section 4.10(a) shall be limited to a maximum expenditure of $5,000,000 (including any amounts actually paid under insurance policies maintained by Buyer under Section 4.10(b) below).

            (b) For a period of six years following the Effective Time, Buyer shall use all reasonable efforts to, at the option of Buyer, (i) include the Indemnified Parties under Buyer's current director and officer liability insurance policy, (ii) maintain in effect the director and officer liability policy currently maintained by Target, or (iii) provide coverage to the Indemnified Parties under one or more other insurance policies providing terms and conditions which are substantially no less advantageous to the Indemnified Parties than the coverage that would be provided under clause (i) or (ii) above, such that coverage thereunder will be provided to Indemnified Parties for claims arising on or after the Effective Time with respect to matters existing or occurring on or prior to the Effective Time. In no event shall Buyer be obligated to expend, in order to maintain or provide the insurance pursuant to this Section 4.10(b), an aggregate amount in excess of $80,000, but in such case shall purchase as much coverage as possible for such amount.

            (c) All rights and obligations under this Section 4.10 shall be in addition to any rights an Indemnified Party may have under the articles of incorporation or bylaws of Target as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the Effective Time. The provisions of this Section 4.10 are intended to benefit, and may be enforced by, all Indemnified Parties, and their respective heirs and representatives. This Section 4.10 shall be binding upon all successors and assigns of Target, Buyer, Sub and the Surviving Corporation.

            4.11  Other Proposals.  Target hereby agrees that it shall not, nor
                  ---------------
  shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' officers, directors, employees, affiliates, investment bankers or other representatives or agents (collectively, the "Representatives") to, directly or indirectly, solicit, encourage (including by way of furnishing non-public information), initiate discussions or negotiations relating to or take any other action to facilitate, any inquiries or the making of any proposal for an Acquisition Transaction. As used herein, the term "Acquisition Transaction" shall mean the occurrence of any of the following events: (i) Target is acquired by merger or otherwise by any "person" or "group," as such terms are defined in Section 13(d) of the 1934 Act, other than Buyer, Sub or any of their respective affiliates (a "Third Party"); (ii) a Third Party acquires more than 30% (as reflected in accordance with generally accepted accounting principles on

  Target's most recent quarterly financial statements) in value of the total assets of Target and its Subsidiaries, taken as a whole; (iii) a Third Party acquires more than 30% of the outstanding Target Common Shares; (iv) Target adopts and implements a plan of liquidation relating to, or extraordinary dividend equal to, more than 30% in value of the total assets of Target (as reflected in accordance with generally accepted accounting principles on Target's most recent quarterly financial statements); or (v) Target enters into a preliminary or definitive agreement with a Third Party relating to any of the transactions referred to in clauses (i) through (iv) above. Target agrees that it shall promptly notify Buyer orally and in writing of any such inquiries or proposals. Any such notification shall include the identity of the person making such proposal or request, the terms thereof, and any other information with respect thereto as Buyer may reasonably request. Nothing contained in this Agreement shall be construed to prohibit Target from (a) disclosing, under protection of an appropriate confidentiality agreement, non-public information concerning Target to, and engaging in discussions and negotiations concerning an Acquisition Transaction with, a person who has made a bona fide offer to engage in an Acquisition Transaction for a consideration and on terms which are more favorable to the Target shareholders than the terms of the Merger, and who can reasonably be expected to consummate the Acquisition Transaction on the terms that have been proposed, and which disclosure, discussions and negotiations, in the judgment of Target, shall be required by reason of the fiduciary obligations of the Board of Directors of Target and (b) subject to Target's obligations under Section 7.5 hereof and only after terminating this Agreement in accordance with Section 7.1(d) hereof, accepting such offer for an Acquisition Transaction from such person which the Board of Directors of Target concludes is more favorable to the Target shareholders than the Merger contemplated hereby.

            4.12  Target Preferred Stock.  Target hereby agrees, on or prior to
                  ----------------------
  July 1, 1995, to call for redemption, in accordance with Target's articles of incorporation, all outstanding shares of Target's Cumulative Preferred Stock, par value $50.00 per share, of which 8,000 shares are issued and outstanding on the date of this Agreement. The redemption date shall be fixed at September 1, 1995. On or before such redemption date, Target will, to the extent funds are legally available therefore, pay or otherwise make effective provision for the payment of the redemption price on all of such outstanding shares. Target shall take all reasonable best efforts to have legally available all required funds for such redemption.

            4.13  Buyer Shareholder Approval.  Buyer shall include in the proxy
                  --------------------------
  statement for its 1995 annual shareholders meeting, a proposal to amend Buyer's articles of incorporation authorizing sufficient shares of Buyer Preferred Stock to permit the issuance of the Buyer Stock in the Merger. The Board of Directors of Buyer will recommend to its shareholders approval of such proposal and will take all such actions consistent with the fiduciary obligations of such Board to obtain such approvals as promptly as practicable, including without limitation the solicitation of proxies. In the event that the requisite shareholder approval is not obtained at Buyer's 1995 annual shareholders meeting (or any adjournment thereof), Target shall have the right to terminate this Agreement in accordance with Section 7.1(e) hereof.

            4.14  Affiliates.  Prior to the Closing Date, Target shall deliver
                  ----------
  to Buyer a letter identifying all persons who (in Target's reasonable judgment) are, at the time this Agreement is submitted for approval to the shareholders of Target, "affiliates" of Target for purposes of Rule 145 under the 1933 Act. Target shall use its reasonable best efforts to cause each such person to deliver to Buyer, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit B acknowledging and agreeing to abide by the limitations imposed by law in respect of the sale or other disposition of Buyer Stock received by such person pursuant to the Merger.


                                   ARTICLE V

                   CONDITIONS TO OBLIGATIONS OF BUYER AND SUB

            5.  Conditions To Obligations of Buyer and Sub To Consummate the
                ------------------------------------------------------------
  Merger.  The obligations of Buyer and Sub to consummate the Merger provided
  ------
  for in this Agreement shall be subject to satisfaction, on or before the Closing Date, of the following conditions:

            5.1  Representations, Warranties, and Covenants of Target.  The
                 ----------------------------------------------------
  representations and warranties of Target herein contained and the information contained in the Target Schedule and other documents delivered by Target in connection with this Agreement shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; Target shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Target shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated the Closing Date and signed by the Chairman of the Board and the Vice President of Target to such effect.

            5.2  Target Shareholder Approval.  The requisite approval of this
                 ---------------------------
  Agreement and the transactions contemplated hereby shall have been given by the shareholders of Target.

            5.3  Buyer Shareholder Approval.  The requisite approval of the
                 --------------------------
  amendment to Buyer's articles of incorporation referred to in Section 4.13 shall have been given by the shareholders of Buyer.

            5.4  Redemption of Target Preferred Stock.  The preferred stock of
                 ------------------------------------
  Target referred to in Section 4.12 shall have been redeemed.

            5.5  No Injunctions.  No preliminary or permanent injunction or
                 --------------
  other order, decree or ruling by any federal, state or provincial court in the United States or by any United States governmental, regulatory or administrative agency which prevents the consummation of the transactions contemplated by this Agreement (including the Merger) shall have been issued and remain in effect; provided, however, that each of the parties hereto shall
                        --------  -------
  have used its reasonable best efforts to prevent any such injunction or other order, and to appeal as promptly as possible any such injunction or order that may be entered.

            5.6  No Antitrust Litigation.  No action, suit or proceeding against
                 -----------------------
  Buyer or Target brought by the Antitrust Division of the Department of Justice or the Federal Trade Commission challenging the Merger under the federal antitrust laws shall be pending or shall have been threatened by either such agency.

            5.7  Filings.  Buyer and Target shall have made all filings required
                 -------
  under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the required statutory waiting period under such Act shall have terminated.
  Target shall have made all required filings under the Pennsylvania Public Utility Code and the required approval from the Pennsylvania Utility Commission shall have been obtained. For purposes of the required approval from the Pennsylvania Utility Commission, Buyer's shall not be obligated to consummate the Merger if such approval is subject to any further action of any kind (including, without limitation, reconsideration, rehearing, review or appeal) and consummating the Merger prior to the completion (or the expiration of the possibility) of such further action would have a Buyer Material Adverse Effect.

            5.8  NASDAQ Listing.  The NASDAQ National Market System shall have
                 --------------
  approved the listing, upon official notice of issuance, of all Buyer Common Shares issuable upon conversion of the Buyer Stock issued to the holders of Target Common Shares in connection with this Agreement.

            5.9  Securities Laws.  The Registration Statement shall have been
                 ---------------
  declared effective by the SEC, no stop order shall have been issued or proceedings instituted or threatened suspending the effectiveness of the Registration Statement, and all approvals, consents, permits, licenses or qualifications from authorities administering the securities laws of any state having jurisdiction, required in the reasonable judgment of Buyer for the consummation of this Agreement and the Merger shall have been obtained and shall be effective and in full force and effect.

            5.10  Affiliate Letters.  Buyer shall have received the letters from
                  -----------------
  Target's affiliates referenced in Section 4.14 hereof.

            5.11  Dissenters Rights.  The holders of no more than five percent
                  -----------------
  of the outstanding shares of Target Common Stock shall have effectively exercised dissenters rights pursuant to the Corporation Law.

            5.12  Tax Opinion or Tax Ruling.
                  -------------------------

            (a) Buyer shall have received a ruling from the Internal Revenue Service (the "IRS") or an opinion of Swidler & Berlin, special tax counsel to Buyer, to the effect that:

            (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Target and Buyer will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

            (ii) no gain or loss will be recognized by Target by reason of the Merger;

            (iii) the gain, if any, realized by a holder of shares of Target Common Stock upon receipt of shares of Buyer Stock and/or cash in exchange for shares of Target Common Stock pursuant to the Merger will be recognized but not in excess of the amount of cash received, and no loss will be recognized by those holders of Target Common Stock who exchange their shares of Target Common Stock solely for shares of Buyer Stock; and

            (iv) the basis of the Buyer Stock to be received by the Target shareholders will be, in each instance, the same as the basis of the Target Common Stock surrendered in exchange therefore and the holding period of the Buyer Stock to be received by Target shareholders will include the period during which Target Common Stock surrendered in exchange therefore was held, provided the Target Common Stock was held as a capital asset by such Target shareholder at the Effective Time.

            (b) In case a ruling from the IRS is sought, Target and Buyer shall cooperate and each shall furnish to the other and to the IRS such information and representations as shall, in the opinion of counsel for Buyer and Target, be necessary or advisable to obtain such ruling.

            5.13  Legal Opinion.  Buyer shall have received an opinion dated the
                  -------------
  Closing Date from Morgan, Lewis & Bockius, special counsel to Target, in the form and substance reasonably satisfactory to Buyer and its counsel.

            5.14  Resignations.  Without in any way limiting the obligations of
                  ------------
  Buyer under Section 4.9 hereof, Buyer shall have received the written resignations, in a form reasonably acceptable to Buyer (which shall include a representation with respect to the matters referred to in the last two sentences of Section 2.14 hereof), of those Target directors and officers designated by Buyer.

            5.15  Environmental Matters.  The results of a phase I environmental
                  ---------------------
  review of Target's properties shall have been received by Buyer. This condition shall be automatically waived by Buyer (i) unless Buyer provides Target evidence that such review has been ordered by Target within 20 days of the date of this Agreement, or (ii) if the results of such review are not received by August 15, 1995.


                                   ARTICLE VI

                       CONDITIONS TO OBLIGATION OF TARGET

            6.   Conditions To Obligation of Target To Consummate the Merger.
                 -----------------------------------------------------------
  The obligation of Target to consummate the Merger provided for in this Agreement shall be subject to satisfaction, on or before the Closing Date, of the following conditions:

            6.1  Representations, Warranties, and Covenants of Buyer and Sub.
                 -----------------------------------------------------------
  The representations and warranties of Buyer and Sub herein contained and the information contained in the Buyer Schedule and other documents delivered by Buyer and Sub in connection with this Agreement shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time except to the extent waived hereunder or affected by the transactions contemplated herein; Buyer and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Buyer shall have delivered to Target a certificate in form and substance satisfactory to Target dated the Closing Date and signed by the President and by the Chief Financial Officer of Buyer to such effect.

            6.2  Target Shareholder Approval.  The requisite approval of this
                 ---------------------------
  Agreement and the transactions contemplated hereby shall have been given by the shareholders of Target.

            6.3  Buyer Shareholder Approval.  The requisite approval of the
                 --------------------------
  amendment to Buyer's articles of incorporation referred to in Section 4.13 shall have been given by the shareholders of Buyer.

            6.4  Redemption of Target Preferred Stock.  The preferred stock of
                 ------------------------------------
  Target referred to in Section 4.12 shall have been redeemed.

            6.5  No Injunctions.  No preliminary or permanent injunction or
                 --------------
  other order, decree or ruling by any federal, state or provincial court in the United States or by any United States governmental, regulatory or administrative agency which prevents the consummation of the transactions contemplated by this Agreement (including the Merger) shall have been issued and remain in effect; provided, however, that each of the parties hereto shall
                        --------  -------
  have used its reasonable best efforts to prevent any such injunction or other order, and to appeal as promptly as possible any such injunction or order that may be entered.

            6.6  No Antitrust Litigation.  No action, suit or proceeding against
                 -----------------------
  Buyer or Target brought by the Antitrust Division of the Department of Justice or the Federal Trade Commission challenging the Merger under the federal antitrust laws shall be pending or shall have been threatened by either such agency.

            6.7  Filings.  Buyer and Target shall have made all filings required
                 -------
  under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the required statutory waiting period under such Act shall have terminated. Buyer shall have made all required filings under the Pennsylvania Public

  Utility Code and the required approval from the Pennsylvania Utility Commission shall have been obtained.

            6.8  NASDAQ Listing.  The NASDAQ National Market System shall have
                 --------------
  approved the listing, upon official notice of issuance, of all Buyer Common Shares issuable upon conversion of the Buyer Stock issued to the holders of Target Common Shares in connection with this Agreement.

            6.9  Securities Laws.  The Registration Statement shall have been
                 ---------------
  declared effective by the SEC, no stop order shall have been issued or proceedings instituted or threatened suspending the effectiveness of the Registration Statement, and all approvals, consents, permits, licenses or qualifications from authorities administering the securities laws of any state having jurisdiction, required in the reasonable judgment of Target for the consummation of this Agreement and the Merger shall have been obtained and shall be effective.

            6.10  Fairness Opinion.  Target shall have received the written
                  ----------------
  opinion of its financial advisor, Snyder & Co., dated as of a date no later than the date of the mailing of the Prospectus and Proxy Statement to the Target shareholders and not subsequently withdrawn, that the consideration to be received in the Merger by Target's shareholders is fair to Target's shareholders from a financial point of view.


                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

            7.1  Termination.  This Agreement may be terminated by written
                 -----------
  notice of termination at any time before the Closing Date (whether before or after action by shareholders of Target) only as follows:

                 (a)  by mutual consent of Buyer and Target;

                 (b)  by Buyer

                      (i) upon written notice to Target given at any time if the representations and warranties of Target contained in Article II hereof were not true and correct in all material respects when made or as of the Effective Time (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct) or if Target fails to perform all obligations and comply in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Time (except to the extent such performance or compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                      (ii) upon written notice to Target given at any time after December 31, 1995 if the Effective Time shall not have occurred on or before December 31, 1995 unless the absence of such occurrence shall be due to the failure of Buyer or any of its Subsidiaries to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time (except to the extent such performance or compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                 (c)  by Target

                      (i) upon written notice given to Buyer at any time if the representations and warranties of Buyer and Sub contained in Article III hereof were not true and correct in all material respects when made or as of the Effective Time (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct) or if Buyer or Sub fails to perform in all material respects all obligations and comply in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Time (except to the extent such performance of compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                      (ii) upon written notice to Buyer given at any time after December 31, 1995 if the Effective Time shall not have occurred on or before December 31, 1995, unless the absence of such occurrence shall be due to the failure of Target or any of its Subsidiaries to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time (except to the extent such performance or compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                 (d) upon written notice to Buyer by Target if Target is terminating this Agreement in order to enter into an Acquisition Transaction with a person not a party hereto, provided that Target was entitled to pursue the proposal of such Acquisition Transaction pursuant to the provisions of Section 4.11 hereof;

                 (e) upon written notice to Buyer by Target if the requisite Buyer shareholder approval referred to in Section 4.13 hereof is not obtained at Buyer's 1995 annual shareholders meeting (or any adjournment thereof); and

                 (f)  as provided in Section 7.6.

            7.2  Effect of Termination.  In the event of the termination of this
                 ---------------------
  Agreement and the abandonment of the Merger, the provisions of this Agreement other than the provisions of Section 7.5 shall thereafter become void and have no effect, and no party thereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach thereof or from its obligations under the Confidentiality Agreement referred to in Section 8.4.

            7.3  Waiver of Terms.  Any of the terms or conditions of this
                 ---------------
  Agreement may be waived at any time prior to the Effective Time by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or by its chairman, president or any vice president authorized to act for such party; provided, however, that such waiver shall be in writing and shall be taken only if, in the judgment of the Board of Directors or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to the shareholders of such corporation, and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

            7.4  Amendment of Agreement.  Anything herein or elsewhere to the
                 ----------------------
  contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time prior to the Closing Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that after approval by the shareholders of Target or Buyer, no amendment shall be made which by law requires further approval by the shareholders without such further approval.

            7.5  Fees and Expenses.
                 -----------------

            (a) In order to induce Buyer and Sub to enter into this Agreement and to structure the Merger in the manner set forth herein and as a means of compensating Buyer for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with the Merger and for the loss of its ability to pursue other advantageous transactions and the potential adverse consequences if the Merger is not completed, Target agrees that if this Agreement is terminated by Target pursuant to Section 7.1(d), then Target shall pay to Buyer within one business day following the date of the termination pursuant to Section 7.1(d) a break-up fee in the amount of $550,000, such fee being in the nature of liquidated damages as exclusive compensation to Buyer and Sub for any and all claims and losses which Buyer and Sub have or may have incurred in connection with this Agreement and the transactions contemplated hereby.

            (b) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all filing fees for Premerger Notifications shall be shared equally by the parties.

            7.6  Failure of Buyer Shareholder Approval.  In the event that the
                 -------------------------------------
  requisite Buyer shareholder approval referred to in Section 4.13 hereof is not obtained at Buyer's 1995 annual shareholders meeting (or any adjournment thereof), Buyer shall promptly notify Target in writing of such failure. In such event Target shall have the option, exercisable by written notice to Buyer within 45 days of Buyer's notice and in addition to its right to terminate this Agreement pursuant to Section 7.1(e) hereof, to proceed with the Merger on the terms contemplated by this Agreement, except that the "Per Share Merger Consideration" defined in Section 1.3(b) shall be deemed to be $61.00 in cash. In the event that Target exercises such option, this Agreement shall continue in full force and effect, except that the provisions of this Agreement shall be deemed to have been amended, mutatis mutandi, to
                                                          ------- -------
  the extent necessary to reflect the fact that the Per Share Merger Consideration is cash rather than a combination of cash and stock. In the event that Target does not exercise its option under this Section 7.6 within the time provided above, this Agreement shall terminate.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

            8.1  Cooperation.  Subject to the terms and conditions herein
                 -----------
  provided, each party shall cooperate with the other party in carrying out the provisions of this Agreement and shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do, or cause to be done, all additional things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby.

            8.2  Counterparts.  This Agreement may be executed in two or more
                 ------------
  counterparts each of which shall be deemed an original, but all of which counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any other counterpart.

            8.3  Contents of Agreement, Etc.  With the exception of the matters
                 --------------------------
  addressed in the Letter Agreement dated November 1, 1994 between Target and Buyer (the "Confidentiality Agreement"), this Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof, except for arrangements between the parties concerning confidential information, are merged into and superseded by this Agreement. Except as provided in Section 4.9 and 4.10 hereof, nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than Buyer and Target and their respective shareholders, any rights or remedies under or by reason of this Agreement.

            8.4  No Survival of Representations and Warranties.  None of the
                 ---------------------------------------------
  representations and warranties in this Agreement shall survive the Effective Time.

            8.5  Section Headings, Gender and "Person."  The section headings
                 --------------------------------------
  herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any person has been for convenience only and shall be deemed to refer to the particular person intended regardless of the actual gender of such person. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization or any other entity.

            8.6  Notices.  All notices, consents, waivers or other
                 -------
  communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by overnight mail service, by facsimile transmission (which is confirmed) or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

            If to Buyer or Sub:

            C-TEC Corporation
            105 Carnegie Center
            Princeton, New Jersey  08540
            Attention:  President
            (609) 734-3830 (Fax)

            With a required copy to:

            C-TEC Corporation
            105 Carnegie Center
            Princeton, New Jersey  08540
            Attention:  General Counsel
            (609) 734-3830 (Fax)


            If to Target:

            Buffalo Valley Telephone Company
            20 South Second Street
            Lewisburg, Pennsylvania  17837
            Attention:  Chairman of the Board
            (717) 524-0459 (Fax)

            With a required copy to:

            Morgan, Lewis & Bockius
            One Commerce Square
            417 Walnut Street
            Harrisburg, Pennsylvania  17101
            Attention:  James H. Carroll, Esquire
            (717) 237-4004 (Fax)

            All such notices shall be deemed to have been given three business days after mailing if sent by registered or certified mail, one business day after mailing if sent by overnight courier service or on the date transmitted if sent by facsimile transmission.

            8.7  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                 -------------
  INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

            IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.


                                C-TEC CORPORATION



                                By: /s/ Michael J. Mahoney
                                   -------------------------
                                Michael J. Mahoney
                                President


                                BVT MERGER CORPORATION



                                By: /s/ Michael J. Mahoney
                                   -------------------------
                                Michael J. Mahoney
                                President


                                BUFFALO VALLEY TELEPHONE COMPANY



                                By: /s/ James G. Apple
                                   -------------------------
                                   James G. Apple
                                   Chairman of the Board

                                                                       Exhibit A

                    RESOLUTION OF THE BOARD OF DIRECTORS OF
                               C-TEC CORPORATION
                          ESTABLISHING AND DESIGNATING
                     SERIES AA CONVERTIBLE PREFERRED STOCK
                   AS A SERIES OF THE SERIES PREFERRED STOCK


          RESOLVED, that pursuant to the authority expressly vested in the board of directors of C-TEC Corporation (herein called the "Corporation") by Article 9 of the articles of incorporation of the Corporation, the board of directors hereby fixes and determines the voting rights, designations, preferences, limitations and special rights of _______ shares of Series Preferred Stock, par value $61.00 per share (such class being herein called the "Series Preferred Stock"), by establishing and designating a series of such Series Preferred Stock as follows:

          Section 1. Designation. There shall be a series of Series Preferred
                     -----------
Stock which shall consist of _______ shares and shall be designated as Series AA Convertible Preferred Stock (such series being herein called the "Series AA Stock"). The Series AA Stock is being issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of May 10, 1995 among C-TEC Corporation, BVT Merger Corporation and Buffalo Valley Telephone Company which transactions closed on _______________, 1995.

          Section 2.  Definitions.
                      -----------

               (a) The term "Common Stock" as used in this resolution shall be deemed to mean stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage; except that Common Stock issuable upon conversion of Series AA Stock as provided in this resolution shall mean only Common Stock authorized at the time of original issue of Series AA Stock and stock of any other class into which the then authorized Common Stock shall thereafter have been changed by reclassification or otherwise. Without limitation of the foregoing, the term "Common Stock" shall be deemed to include, for all purposes hereunder, the Corporation's Class B Common Stock, par value $1.00 per share.

               (b) The term "Dividend Parity Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to the payment of dividends, including without limitation, the Corporation's Series A and Series B Convertible Preferred Stock. The term "Liquidation Parity Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to distribution of assets upon liquidation, including without limitation, the Corporation's Series A and Series B Convertible Preferred Stock.

               (c) The term "Junior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series AA Stock as to the payment of dividends and the distribution of assets upon liquidation. The term "Dividend Junior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series AA Stock as to the payment of dividends. The term "Liquidation Junior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series AA Stock as to distribution of assets upon liquidation.

               (d) The term "Senior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean all other stock of the Corporation ranking senior thereto as to the payment of dividends or distribution of assets upon liquidation.

          Section 3.  Dividends.
                      ---------

               (a) The holders of record of Series AA Stock shall be entitled to receive, as and if declared by the board of directors, cumulative cash dividends thereon of $3.20 per annum, and no more, but only out of funds legally available for the payment of such distributions under 15 Pa.C.S. (S) 1551 (relating to distributions to shareholders) or under any corresponding superseding provision of law. Dividends on the Series AA Stock shall be payable semi-annually on _____________ and _____________/1/ in each year. Dividends shall accrue from
____________/2/. Accumulations of dividends shall not bear interest. Unless full cumulative dividends on outstanding shares of Series AA Stock have been paid, no dividend or other distribution (except in Junior Stock) shall be declared or paid on Common Stock or on other Dividend Junior Stock and no amount

- --------------------------
  /1/ Insert the month and day of the date sixth months following the closing date of the Merger and the closing date, respectively.
  /2/  Insert the closing date of the Merger.

shall be set aside or applied to the redemption, purchase or other acquisition of Common Stock or other Dividend Junior Stock other than by exchange therefore of Junior Stock or, with respect to redemptions, purchases or other acquisitions of Dividend Junior Stock other than Common Stock, out of the proceeds of a substantially concurrent sale of shares of Junior Stock.

               (b) In the event that full cumulative dividends upon the Series AA Stock and stated dividends on all Dividend Parity Stock are not paid in full, all shares of Series AA Stock and all shares of Dividend Parity Stock shall participate ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable thereon if all dividends thereon were declared and paid in full.

          Section 4.  Liquidation Rights.
                      ------------------

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series AA Stock shall be entitled to receive from the assets of the Corporation payment in cash of $61.00 per share, plus a further amount equal to unpaid cumulative dividends on Series AA Stock accrued to the date when such payments shall be made available to the holders thereof, and no more, before any amount shall be paid or set aside for, or any distribution of assets shall be made to the holders of Common Stock or other Liquidation Junior Stock. If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of Series AA Stock and all Liquidation Parity Stock, shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Series AA Stock and Liquidation Parity Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto if paid in full.

               (b) None of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section:

                    (1) a consolidation of the Corporation with any other corporation;

                    (2) a merger of the Corporation into any other corporation or a merger of any other corporation into the Corporation;

                    (3) a reorganization of the Corporation;

                    (4) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation;

                    (5) a sale or transfer of all or any part of the assets of the Corporation;

                    (6) a share exchange to which the Corporation is a party; or

                    (7)  a division of the Corporation.

          Section 5.  Redemption at the Option of the Corporation.  Commencing
                      -------------------------------------------
on the second anniversary of the Closing Date, the Series AA Stock may be called for redemption and redeemed at the option of the Corporation by resolution of the board of directors, in whole at any time or in part at any time or from time to time upon the notice hereinafter provided for in section 7, by the payment in cash of a redemption price equal to the applicable percentage of $61.00 per share specified below, plus an amount equal to the accrued and unpaid cumulative dividends thereon to the date fixed by the board of directors as the redemption date:


          If redeemed during the period/3/            Applicable
                 (dates inclusive)                    percentage
          --------------------------------            ----------
____________, 1997 through ___________, 1998            105.25%
____________, 1998 through ___________, 1999            104.00%
____________, 1999 through ___________, 2000            103.00%
____________, 2000 through ___________, 2001            102.00%
____________, 2001 through ___________, 2002            101.00%

From and after _________________, 2002               100.00%

          Section 6.  Redemption at the Option of the Holders.  Commencing on
                      ---------------------------------------
the first anniversary of the Closing Date and at any time or from time to time thereafter in accordance with this section 6, each holder of Series AA Stock shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's shares of Series AA Stock at a redemption price of $61.00, plus an amount equal to the accrued and unpaid cumulative dividends thereon to the redemption date. To exercise the redemption right provided for in this section 6, a holder must provide to the Corporation
(i) an irrevocable written notice of the holder's exercise of such right, which notice shall set forth the name of the holder of the Series AA Stock, the number of shares to be redeemed and a statement that

- ----------------------------
  /3/ Insert the month and day of the closing date of the Merger and the date immediately preceding such closing date, respectively.

the election to exercise the redemption right is being made thereby; and (ii) the shares of Series AA Stock with respect to which such redemption right is being exercised, duly endorsed for transfer to the Corporation. Such written notice shall be irrevocable and (unless the Corporation shall default in making the requested redemption) shall terminate all conversion rights of the holder under section 11 with respect to the shares of Series AA Stock to be redeemed pursuant to this section 6. Holders may not exercise the redemption right pursuant to this section 6 for less than 100 shares of Series AA Stock (or, if less than 100, all shares of Series AA Stock owned by such holder). Subject to the last sentence of this section 6, the Corporation as of each March 31, June 30, September 30 and December 31 shall redeem all shares (if any) of Series AA Stock for which a notice of redemption under this section 6 has been received by the Corporation prior to the close of business on the immediately preceding February 15, May 15, August 15 or November 15, respectively. The Corporation shall also redeem all shares (if any) of Series AA Stock for which a notice of redemption under this section 6 has been received by the Corporation during the 30 day period following the date of mailing by the Corporation pursuant to paragraphs 11(g)(3) and 11(g)(4) of notice of a reclassification, capital reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition of assets, liquidation, dissolution or winding-up; any shares submitted for redemption during such 30 day period shall be redeemed no later than 60 days following the mailing date of such notice.

          Section 7.  Manner of Redemption of Series AA Stock
                      ---------------------------------------

               (a) If less than all of the outstanding shares of Series AA Stock shall be called for redemption under section 5, the particular shares to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the board of directors.

               (b) Notice of redemption under section 5 of any shares of Series AA Stock shall be given by the Corporation by first-class mail, not less than 30 nor more than 60 days prior to the date fixed by the board of directors of the Corporation for redemption (the "redemption date"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state:

                    (1)  the redemption date;

                    (2)  the redemption price;

                    (3) that the redemption is an optional redemption pursuant to section 5 of this resolution;

                    (4) if less than all outstanding shares of Series AA Stock of the holder are to be redeemed, the identification of the shares of Series AA Stock to be redeemed;

                    (5) the conversion price on the date of the notice,

                    (6) that on the redemption date the redemption price will become due and payable upon each share of Series AA Stock to be redeemed and the right to convert each such share shall cease as of the close of business on the business day prior to the redemption date, unless default shall be made in the payment of the redemption price; and

                    (7) the place or places where such shares of Series AA Stock to be redeemed are to be surrendered for payment of the redemption price.

               (c) On or before the redemption date for a redemption made under section 5 or section 6 of this resolution, the Corporation may deposit in trust, for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefore, the moneys necessary for such redemption with a bank or trust company, to be designated in the notice of such redemption, doing business in Boston, New York City, Philadelphia, Lewisburg or Harrisburg, and having capital, surplus and undivided profits aggregating at least $100,000,000. Upon the making of such deposit, and upon the mailing as hereinabove provided in this section 7 or in section 6 of the notice of such redemption or upon the earlier delivery to the bank or trust company of irrevocable authorization and direction to mail such notice, all shares with respect to the redemption of which such deposit shall have been made and such mailing effected or authorization therefore given shall, whether or not the certificates for such shares shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall thereupon cease and terminate, except only the right of the holders of the certificates for such shares (i) to receive, out of the moneys so deposited in trust, from and after the time of such deposit, the amount payable upon the redemption thereof, without interest and (ii) to exercise any privilege of conversion not theretofore expiring. At the expiration of two years after the redemption date any such moneys then remaining on deposit with such bank or trust company shall be paid over to the Corporation, free of trust, and thereafter the holders of the certificates for such shares shall have no claims against such bank or trust company, but only claims as unsecured creditors against the Corporation for amounts equal to their pro rata portions of the moneys so paid over, without interest; except that any moneys so deposited which shall not be required for the payment of the redemption price of such shares because of the exercise of any right of conversion subsequent to the date of such deposit, shall, upon request of the Corporation, be paid over to the Corporation forthwith. Interest, if any, accrued on moneys deposited with any bank or trust company pursuant to the foregoing provisions of this section shall belong to and upon its request be paid over to the Corporation. The Corporation and its agents shall not be liable to any holder of Series AA Stock failing to surrender certificates for cancellation for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (d) Shares of Series AA Stock redeemed by the Corporation shall be restored to the status of authorized and unissued shares of Series Preferred Stock, undesignated as to series, and, except as otherwise provided by the express terms of the series redeemed or of any other outstanding series, may be reissued by the Corporation as shares of one or more series of Series Preferred Stock other than Series AA Stock.

               (e) Where less than all of the Series AA Stock represented by a holder's certificate have been redeemed in accordance with section 5 or section 6 hereof, the Corporation shall promptly provide such holder a new certificate representing that number of shares of Series AA Stock that remain outstanding following such redemption.

          Section 8.  Limitation on Redemption or Purchase.  Unless full
                      ------------------------------------
cumulative dividends due on outstanding shares of Series AA Stock have been paid or declared and set apart for payment and all prior redemptions pursuant to section 6 of Series AA Stock made or provided for, the Corporation shall not redeem any Series AA Stock, Dividend Parity Stock or Liquidation Parity Stock unless all outstanding shares of Series AA Stock are redeemed, and the Corporation shall not purchase or otherwise acquire for value any Series AA Stock, Dividend Parity Stock or Liquidation Parity Stock except in accordance with a purchase or exchange offer made simultaneously by the Corporation to all holders of record of Series AA Stock and Dividend Parity Stock and Liquidation Parity Stock which, considering the annual dividend rates and the other relative rights and preferences of such shares, in the reasonable opinion of the board of directors (whose determination shall be conclusive), will result in fair and equitable treatment among all such shares.

          Section 9.  Voting Rights.
                      -------------

               (a) Except as expressly provided to the contrary in this resolution or as otherwise required by law, the holders of Series AA Stock shall have no right to vote at, or to participate in, any meeting of shareholders of the Corporation, or to receive any notice of such meeting.

               (b)(1) In the event that (i) dividends upon the Series AA Stock shall be in arrears in an amount equal to three full semi-annual dividends thereon or (ii) any redemption of Series AA Stock has not been made or provided pursuant to section 6 of this resolution, the number of directors constituting the full board shall be increased by one, and the holders of the Series AA Stock, voting noncumulatively separately as a single class together with the holders of any other shares of Series Preferred Stock (including, without limitation, the holders of the Corporation's Series A and Series B Convertible Preferred Stock) having the right to elect directors as a class under such circumstances, shall be entitled to elect one additional member of the board of directors of the Corporation at the next annual meeting of shareholders of the Corporation or at a special meeting called as hereinafter provided in this section. Such voting rights of the holders of Series AA Stock shall continue until all accumulated and unpaid dividends thereon and all redemptions thereof shall have been paid in full, whereupon such special voting rights of the holders of Series AA Stock shall cease (and the term of the one additional director shall thereupon expire and the number of directors constituting the full board shall be decreased by one) subject to being again revived from time to time upon the recurrence of the conditions described in this section as giving rise thereto.

                    (2) At any time when such right of holders of Series AA Stock to elect one additional director shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 10% of the Series AA Stock then outstanding (or 10% of all Series Preferred Stock having the right to vote for such director in case holders of shares of other series of Series Preferred Stock shall also have the right to elect directors as a class in such circumstances) shall, call a special meeting of holders of such Series AA Stock (and other series of Series Preferred Stock, if applicable) for the election of directors. In the case of such a written request, such special meeting shall be held within 60 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the bylaws of the Corporation; except that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation.

                    (3) Whenever the number of directors of the Corporation shall have been increased by one as provided in this section, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the bylaws of the Corporation and without the vote of the holders of Series AA Stock. No such action shall impair the right of the holders of Series AA Stock to elect and to be represented by one director as provided in this section.

                    (4) The one director elected as provided in this section shall serve until the next annual meeting of shareholders of the Corporation and until his or her respective successor shall be elected and qualified or the earlier expiration of his or her term as provided in this section. No such director may be removed without the vote or consent of holders of a majority of the shares of Series AA Stock (or holders of a majority of shares of Series Preferred Stock having the right to vote in the election of such director in case holders of shares of other series of Series Preferred Stock shall also have the right to elect such director as a class). If, prior to the expiration of the term of any such director, a vacancy in the office of such director shall occur, such vacancy shall be filled by vote of shareholders at a meeting called and held in accordance with paragraph
          (2) above of this subsection.

          Section 10.  Restrictions on Certain Corporate Action.
                       ----------------------------------------

               (a) Without the affirmative vote of the holders of at least a majority of the Series AA Stock at the time outstanding or, if holders of other series of Series Preferred Stock (including, without limitation, the Corporation's Series A and Series B Convertible Preferred Stock) have the right to vote as a class on such matter under the articles of incorporation of the Corporation, the holders of at least a majority of Series AA Stock and other series of Series Preferred Stock voting as a single class, the Corporation shall not:

                    (1) authorize or permit to be outstanding class or series of Senior Stock, or increase in the authorized amount of any permitted class of Senior Stock or

                    (2) merge, consolidate, divide or participate in a share exchange with any other corporation if any corporation surviving or resulting from such merger, consolidation, division or share exchange would have after such merger, consolidation, division or share exchange any authorized class of Senior Stock, except any such class having not more than the number of authorized shares as the number of shaers of such class authorized by the Corporation immediately preceding such merger, consolidation, division or share exchange.

               (b) Without the affirmative vote of the holders of at least a majority of the Series AA Stock at the time outstanding, the Corporation shall not amend, alter, change or repeal any of the express terms of the Series AA Stock.

               (c) At all meetings at which the holders of the Series AA Stock have the right to vote under the express provisions of section 9 or this section 10 (regardless of whether or not holders of any other series of Series Preferred Stock have voting rights on such matter), each holder of Series AA Stock shall be entitled to one vote or fraction thereof, for each $10.00 or fraction thereof, of the involuntary liquidating value represented by the shares of Series AA Stock.

          Section 11.  Conversion Rights.
                       -----------------

               (a) The holder of any outstanding share or shares of Series AA Stock shall have the right at any time or from time to time to convert, subject to the provisions of this section, any such share or shares, at the initial conversion price per share of Common Stock of $_______/4/, into that number of fully paid and nonassessable shares of Common Stock of the Corporation determined by dividing $61.00 by the conversion price in effect at the time of such conversion; except that (i) such conversion price shall be subject to adjustment upon the happening of certain contingencies as provided in subsection
(b), (ii) whenever the Corporation shall call for redemption any Series AA Stock, the conversion rights of the holder thereof shall terminate as to the shares called for redemption at the close of business on the business day next preceding the redemption date unless default shall be made in the payment of the redemption price or in the conversion thereof and (iii) in the event of the

- -----------------------
  /4/ The initial conversion price shall be 125% of the average "market price" of a share of Common Stock for the ten consecutive business days commencing 3 business days before the closing date under the Merger Agreement. The "market price" for each day shall be the average of the last reported bid and asked prices in the over-the-counter market as furnished by the NASDAQ National Market System. The initial conversion price, however, may not be less than $24.00 nor more than the higher of (i) $36.00 or (ii) such average "market price."

liquidation of the Corporation, whether voluntary or involuntary, or a consolidation or merger of the Corporation with or into any other corporation or a share exchange or division, as a result of which consolidation, merger, share exchange or division only cash shall be payable or distributable to the holders of the Common Stock, the conversion rights of the holders of Series AA Stock shall terminate on such date as shall be fixed by the board of directors, not less than 30 days after the mailing to such holders of the notice required by subsection (g).

               (b) The conversion price shall be subject to adjustment as follows:

                    (1)  If the Corporation shall:

                       (i) pay or make a dividend or distribution on its
               Common Stock in shares of its capital stock;

                      (ii) subdivide its outstanding shares of Common Stock
               into a greater number of shares;

                     (iii) combine its outstanding shares of Common Stock
               into a smaller number of shares;

                      (iv) issue to holders of Common Stock by
               reclassification of its shares of Common Stock or any recapitalization or reorganization any shares of capital stock of the Corporation; or

                       (v) take any other action having the same effect as any
               of the actions described in subparagraphs (i) through (iv);

          then, in each such case, the conversion price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series AA Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of the Corporation which such holder would have owned or been entitled to receive after the happening of any of such events had such share of Series AA Stock been converted immediately prior to the happening thereof. An adjustment made pursuant to this paragraph (1) shall become effective retroactively as of the time immediately after the record date in those cases specified in subparagraph (i) and shall become effective as of the time immediately after the effective date in those cases specified in subparagraphs (ii) through (v).

                    (2) If the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 90 days after the record date mentioned in the last sentence of this paragraph) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price (determined as provided in paragraph (5) of this subsection) per share of Common Stock on the business day immediately preceding the record date mentioned in the last sentence of this paragraph or, if earlier, the date such issuance is given effect for trading purposes, the conversion price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to their exercise) plus the number of shares which the aggregate exercise price of the total number of shares offered for subscription or purchase would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to their exercise) plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued and shall become effective retroactively as of the time immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

                    (3) If the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends) or rights or warrants to subscribe for or purchase Common Stock (excluding those referred to in paragraph (2)) or other securities issued by the Corporation or property of the Corporation, then and in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior thereto by a fraction, of which the numerator shall be the current market price per share of the Common Stock on the business day immediately preceding the record date mentioned in the last sentence of this paragraph or, if earlier, the date such distribution is given effect for trading purposes less the then fair market value (as determined in good faith by resolution of the board of directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common

          Stock, and of which the denominator shall be the current market price per share of Common Stock on the business day immediately preceding the record date mentioned in the last sentence of this paragraph or, if earlier, the date such distribution is given effect for trading purposes. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively as of the time immediately after the record date for the determination of shareholders entitled to receive such distribution.

                    (4) If any such rights or warrants referred to in paragraphs
          (2) and (3) above shall expire without having been exercised, the conversion price as theretofore adjusted because of the issue of such rights or warrants shall forthwith be readjusted to the conversion price which would have been in effect had an adjustment been made on the basis that the only rights or warrants so issued or sold were those rights or warrants actually exercised and that with respect to any such rights or warrants to subscribe for or purchase securities issued by the Corporation, other than Common Stock, or property of the Corporation the fair market value thereof shall be the fair market value of the rights or warrants actually exercised.

                    (5) For the purpose of any computation under this subsection, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the ten consecutive business days commencing five business days before the day in question. The closing price for each day shall be, in the event that the Common Stock is listed on any national securities exchange, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case as reported on the applicable consolidated or composite tape for issues traded on the principal national securities exchange on which the Common Stock is admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the last reported bid and asked prices in the over-the-counter market as furnished by any national quotation system or, if not available, any New York Stock Exchange member firm selected from time to time by the Corporation for the purpose. The term "business day" shall include any day on which securities are traded on such exchange or in such market.

                    (6) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least one percent; except that any adjustments which by reason of this sentence are not required to be made shall be carried forward, and taken into account in calculating each subsequent adjustment, until made. All calculations under this subsection shall be made to the nearest cent or to the nearest 1/100 of a share as the case may be.

                    (7) In determining the number of shares of Common Stock outstanding at any particular time, for the purpose of computations pursuant to the formula in this subsection there shall be included all Common Stock issuable in respect of any then outstanding scrip certificates representing fractional interests with respect to Common Stock.

               (c) Notwithstanding anything to the contrary set forth in subsection (b), no adjustment of the conversion price shall be made as a result of or in connection with the issuance of Common Stock of the Corporation pursuant to any dividend reinvestment plan now existing or hereafter established by the Corporation for the benefit of holders of Common Stock.

               (d)  In the event of any:

                    (1) capital reorganization of the Corporation;

                    (2) merger, consolidation or share exchange of the Corporation with or into another corporation;

                    (3)  division of the Corporation; or

                    (4) sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation as a result of which sale, lease, exchange or other disposition of property, other than solely cash, shall be payable or distributable in exchange for shares of Common Stock, then, as a condition of such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition, the Corporation or such successor or purchasing corporation, as the case may be, shall make provision that the holder of each share of Series AA Stock shall have the right thereafter to convert such share into the kind and amount of stock, securities or assets receivable upon such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition by a holder of the number of shares of Common Stock into which such share of Series AA Stock might have been converted immediately prior to such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in subsection (b). The provisions of this subsection shall similarly apply to successive reorganizations, mergers, consolidations, share exchanges, divisions, sales, leases, exchanges or other dispositions.

               (e) Subject to the provisions of subsection (b) of section 3 above, upon conversion of any shares of Series AA Stock, the Corporation shall deliver to the holder of the shares, together with the certificates for the Common Stock issued upon conversion, payment (but only out of funds legally available for the payment of such distributions under 15 Pa.C.S. (S) 1551) for all accrued and unpaid cumulative dividends on such shares through the date of conversion as determined in accordance with subsection (h) below.

               (f) Whenever the conversion prices shall be adjusted as provided in subsection (b), the Corporation, as soon as practicable and in no event later than ten business days thereafter, shall file with each transfer agent and conversion agent for Series AA Stock a statement, signed by the president, any vice president or the treasurer of the Corporation, stating the adjusted conversion prices determined as therein provided and setting forth in reasonable detail the facts requiring such adjustment, and shall promptly mail a copy of such statement to each holder of Series AA Stock at the address of such holder then appearing on the record books of the Corporation. Each transfer and conversion agent shall be fully protected in relying on such statement and shall be under no duty to examine into the truth or accuracy thereof. If any question shall at any time arise with respect to the adjusted conversion prices, it shall be resolved by a firm of independent public accountants selected by the Corporation, who may be the Corporation's auditors, and such determination shall be binding upon the Corporation and the holders of such shares.

               (g)  If the Corporation shall propose:

                    (1) to pay any dividend in stock upon its Common Stock or to make any other distribution, other than a cash dividend payable out of retained earnings, to the holders of its Common Stock;

                    (2) to offer to the holders of its Common Stock rights to subscribe to any additional shares of any class or any other rights or options;

                    (3) to effect any reclassification of its Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding Common Stock), or to effect any capital reorganization, or to engage in any merger, consolidation, share exchange, division or sale, lease, exchange or other disposition of all or substantially all of its property and assets in a transaction in which approval of any holders of the Common Stock or Series AA Stock is required; or

                    (4) to liquidate, dissolve or wind-up;

then, in each such case, the Corporation shall file with each transfer agent for Series AA Stock and shall mail to the holders of record of Series AA Stock at their respective addresses then appearing on the record books of the Corporation notice of such proposed action, such notice to be filed and mailed at least ten days, if the proposed action is that referred to in paragraph (1) or (2), and at least 30 days, if the proposed action is that referred to in paragraph (3) or
(4), prior to the record date for the purpose of determining holders of the Common Stock entitled to the benefits of the action referred to in paragraph (1) or (2) or to vote with respect to the action referred to in paragraph (3) or (4) or, if no record date is taken for any such purpose, the date of the taking of such proposed action. Such notice shall specify the record date for such stock dividend, distribution of such rights or options, or the date on which such reclassification, reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition, liquidation, dissolution or winding up shall take place, as the case may be, and the date of participation therein by the holders of Common Stock if any such date is to be fixed. If such notice relates to any proposed action referred to in paragraph
(3) or (4), it shall set forth facts with respect thereto as shall be reasonably necessary to inform each transfer agent and the holders of such shares as to the effect of such action upon their conversion rights. Failure to file any certificate or notice, or to mail any notice, or any defect in any certificate or notice, pursuant to this subsection, shall not affect the legality or validity of any adjustment, dividend, distribution or right referred to in this subsection.

          (h) In order to convert shares of Series AA Stock into Common Stock the holder thereof shall surrender at the office of any transfer or conversion agent for the Series AA Stock the certificate or certificates therefore, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that the holder elects to convert such shares and shall state in writing therein the name or names (with addresses) in which such holder wishes the certificate or certificates for Common Stock to be issued. Shares of Series AA

Stock shall be deemed to have been converted immediately prior to the close of business on the date of the receipt by the transfer or conversion agent of such certificate or certificates for shares for conversion as provided in this subsection, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock after such date of receipt. As soon as practicable on or after the date of conversion, the Corporation shall issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with (x) a scrip certificate for, or cash in lieu of, any fraction of a share, as provided in subsection (j), and (y) all accrued and unpaid cumulative dividends on the converted shares of Series AA Stock through the date of conversion as provided in subsection (e), to the person or persons entitled to receive the same.

               (i) The Corporation shall pay any and all federal or state original issue taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series AA Stock pursuant to this resolution. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series AA Stock so converted were registered, and no issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation either that such tax has been paid or that no such tax is payable.

               (j) The Corporation shall not issue fractional shares of Common Stock upon any conversion of shares of Series AA Stock. As to any final fraction of a share which the holder of one or more shares of Series AA Stock would be entitled to receive upon exercise of such shareholder's conversion right, the Corporation shall, at its option as to any such exercise, either:

                    (1) deliver a scrip certificate of the Corporation in respect of such final fraction; or

                    (2) pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction times the closing price per share of Common Stock on the business day which next precedes the day of exercise.

The closing price for such day shall be, in the event that the Common Stock is listed on any national securities exchange, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case as reported on the composite tape for issues traded on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the last reported bid and asked prices in the over-the-counter market as furnished by any national quotation system or, if not available, any New York Stock Exchange member firm selected from time to time by the Corporation for the purpose.

               (k) The Corporation shall at all times have authorized and unissued a number of shares of Common Stock sufficient for the satisfaction of any scrip certificates and the conversion of all shares of Series AA Stock at the time outstanding.

               (l) For so long as the Common Stock is listed or included for quotation or trading on any securities exchange or market or trading system, the Company agrees to list or include on any such exchange, market or system all shares of Common Stock issuable upon conversion of the Series AA Stock.

          Section 12.  Shareholder Rights as to Dividends and Redemptions.  It
                       --------------------------------------------------
shall be the mandatory and not discretionary duty of the board of directors to
(i) declare and cause to be paid all dividends relating to the Series AA Stock and (ii) make redemptions of shares of Series AA Stock in accordance with the terms of such stock, so long as such dividends or redemptions are not then prohibited by 15 Pa.C.S. (S) 1551(b) (or any successor provision). The rights of a holder to the declaration and payment of dividends on, and the redemption of, shares of Series AA Stock shall be specifically enforceable by a holder to the maximum extent permitted by 15 Pa.C.S. (S) 1521(b) (or any successor provision).

          Section 13.  Financial Statements and Information.  For so long as any
                       ------------------------------------
shares of Series AA Stock shall be outstanding, the Corporation shall furnish to the holders of record of the Series AA Stock at their respective addresses then appearing on the record books of the Corporation, copies of all annual and quarterly reports, proxy statements and all other information and reports furnished by the Corporation to the holders of Common Stock. Such information shall be furnished in the same manner and by the same means as furnished to the holders of Common Stock. If at any time the Corporation shall cease to be required, under the Securities Exchange Act of 1934, as amended, to furnish reports and proxy statements to the holders of the Common Stock, then the Corporation shall in lieu of such information furnish the holders of Series AA Stock the financial reports required by, within the time period specified in, Pa.C.S. (S) 1554 (or any successor provision).